UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Keurig Dr Pepper Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

core
core
core
CLAMATO
Dr Pepper
& Cream Soda
CANADA DRY
BOLD
GINGER ALE
all natural
snapple
POLAR
SELTZER
LATTE
VANILLA LATTE
KEURIG
Dr Pepper
KEURIG
KEURIG
ONE KDP
ONE KDP

Keurig Dr Pepper

A MODERN BEVERAGE COMPANY

2021 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 30, 2021

Dear Fellow Stockholder,

When I wrote to you this time last year, we were in the early days of the COVID-19 pandemic in North America, navigating KDP through tremendous uncertainty. We moved quickly to refocus our Company mission under the banner of ONE KDP and prioritized the health and safety of our nearly 27,000 employees—particularly our frontline workers in manufacturing and warehousing locations or in the retail trade. We instituted robust safety protocols across the organization and provided frontline employees with increased pay and incentives to recognize their critical role as essential workers during the crisis. We successfully leveraged our broad portfolio and unmatched distribution network to drive performance in segments of our business that had the potential to perform well in an at-home environment, in order to offset the segments that were structurally challenged by the pandemic.

I am pleased to report that these efforts, combined with the outstanding execution of our team members, enabled us to outperform in the market, delivering market share growth and strong financial performance for the year.

Despite the challenges faced in 2020, we also accelerated our Environmental, Social and Governance initiatives. Select highlights include:

◾

We converted 100% of the K-Cup pods we manufacture to be recyclable and we initiated the transition of all CORE bottles and 16-ounce Snapple bottles to 100% recycled PET plastic. Further, we were a founding sponsor and the largest funding member of The Recycling Partnership’s Polypropylene Coalition.

◾

We increased our focus on Diversity & Inclusion as a strategic priority for the Company, affirming our internal and external commitment to equality and initiating actions within the organization to support an inclusive culture and a diverse workforce.

◾

Because we are no longer a controlled company, we evolved the composition of our Board of Directors toward new levels of independence and diversity, including the addition of four new female directors, each of whom brings us fresh perspectives and vast expertise.

There is still work to be done on all of these fronts, but I am very pleased with the progress we made in 2020 and look forward to sharing additional details on all of our ESG efforts when we publish our annual Corporate Responsibility Report later this year.

We are pleased to invite you to attend our annual meeting of stockholders, which will take place online on June 18, 2021, at 11:00 a.m., Eastern Time. You may attend, vote, and submit questions during the meeting via the Internet at www.virtualshareholdermeeting.com/KDP2021. Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible.

On behalf of our Board of Directors, thank you for your ongoing support of Keurig Dr Pepper.

Sincerely,

Robert J. Gamgort

Chairman and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Friday, June 18, 2021 11:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2021	Record Date April 19, 2021

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Keurig Dr Pepper Inc., a Delaware corporation (“KDP”), will be held on June 18, 2021, at 11:00 a.m. ET. You can attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by visiting www.virtualshareholdermeeting.com/KDP2021 and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Items Of Business:

1.	To elect 14 directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.	To approve an advisory resolution regarding KDP’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as KDP’s independent registered public accounting firm for fiscal year 2021; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Who May Vote: Stockholders of KDP common stock at the close of business on April 19, 2021. A list of stockholders will be accessible prior to the Annual Meeting upon request from the Corporate Secretary and during the Annual Meeting by visiting the meeting website referenced above.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being sent to stockholders on or about April 30, 2021.

How You May Vote: (i) VIA THE INTERNET, (ii) BY TELEPHONE, or (iii) BY MAIL

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Your vote is very important. To ensure your representation at the Annual Meeting, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote.

James L. Baldwin

Corporate Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 18, 2021:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com by entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	i

  Proxy Summary

PROXY SUMMARY

This summary highlights certain information regarding KDP’s evolution, performance, corporate governance, and compensation practices. Stockholders are encouraged to read the entire Proxy Statement and 2020 Annual Report carefully before voting.

2021 Annual Meeting Information

Date and Time Friday, June 18, 2021 11:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2021	Record Date April 19, 2021

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR (each nominee)	6
2. Advisory Resolution to Approve KDP’s Executive Compensation	FOR	22
3. Ratification of Deloitte & Touche LLP’s Appointment as the Company’s Independent Auditor for 2021	FOR	42

Keurig Dr Pepper – A Modern Beverage Company

Keurig Dr Pepper Inc. (“KDP,” “we,” “us,” “our” or the “Company”) is a leading beverage company in North America across both hot and cold formats, holding leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers as well as the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®.

*	Source: Information Resources, Inc. Multi-Outlet + Convenience Retail Dollar Sales Scanner Data, 52 Weeks Ending 12-27-2020.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	1

  Proxy Summary

Formed less than three years ago as a new challenger in the beverage industry, KDP has emerged as a Modern Beverage Company with its portfolio of iconic and new brands, distributed through a diversified route-to-market network and advanced by a leading approach to data and technology.

2020-2021 Company Highlights

Outstanding Execution and Strong Financial Performance

2	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proxy Summary

Evolution in KDP Ownership and Governance

At the time of the July 2018 transaction that created KDP through the combination of business operations (the “Merger”) of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPS”), approximately 73% of KDP’s common stock was held by affiliates of JAB Holdings B.V. (“JAB”) and approximately 14% was held by Mondelēz International, Inc. (“Mondelēz”) and its affiliates. KDP therefore qualified as a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”), and relied on exemptions from certain corporate governance standards otherwise required by the NYSE, including the requirements that a majority of the board of directors consist of independent directors and its compensation and nominating committees consist entirely of independent directors. As of KDP’s 2020 Annual Meeting of Stockholders, the Board was comprised of 12 directors, four of whom were deemed independent.

Throughout 2020, various stock sale, distribution and conversion transactions involving affiliates of JAB and Mondelēz resulted in a significant increase in our public float to the point that KDP no longer qualified as a controlled company and we began a transition to full compliance with stock exchange governance standards. As part of this transition, the Board reevaluated its needs as a more widely-held public company, including skills, diversity and independence considerations, and began to recruit new directors to join the Board. Since the 2020 Annual Meeting, two directors have resigned from the Board and four new directors have been added, while another new director is being nominated for election at the 2021 Annual Meeting. The makeup of the Board is currently well-balanced among independent and affiliated directors that collectively bring their diverse talents and the perspectives of our stockholders directly into our boardroom.

As our Board’s composition has evolved, so too have our corporate governance practices. The following timeline summarizes some of the key actions and milestones that occurred over the past year and provide further context regarding the Board’s commitment to strong governance and corporate responsibility practices and its active oversight of KDP’s Modern Beverage Company strategy.

Q3 2020

◾  KDP ceases to be a controlled company, as JAB’s total beneficial ownership decreases below 50% of total outstanding common stock

◾  Fabien Simon, a director affiliated with JAB, resigns from the Board

◾  KDP transfers its stock exchange listing from NYSE to the Nasdaq Stock Market (“Nasdaq”), the home of some of the world’s fastest growing and most innovative companies

Q4 2020

◾  Board takes action to reorganize and realign KDP’s executive leadership team, including broadened operating roles for the four Named Executive Officers that report to KDP’s CEO

◾  Board adopts amended Corporate Governance Principles and Committee Charters to add a number of enhancements, including limiting the number of public company boards on which a director may serve and establishing non-employee director stock ownership requirements

◾  Justine Tan, a partner at JAB, is appointed to the Board following the resignation of Anna-Lena Kamenetzky

Q1 2021

◾  Two new independent directors, Juliette Hickman and Debra Sandler, are appointed to the Board, which is now comprised of a majority of independent directors

◾  Board establishes the position of Lead Independent Director and appoints Paul S. Michaels to serve in the role, with a robust set of duties defined in the Corporate Governance Principles

Q2 2021

◾  Committee membership is reassessed and refreshed, resulting in the Board’s two standing committees now being comprised solely of independent directors

◾  Lubomira Rochet, a partner joining JAB, is appointed to the Board

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	3

  Proxy Summary

2021 Director Nominees

8 of 14 nominees are independent	6 of 14 nominees are women	3 of 14 nominees are ethnically or racially diverse	6 different nationalities	3.5 years average tenure

Name	Principal Occupation	Years of Service	Independent	No. of Current Public Company Boards (including KDP)	Committees & Roles
Robert Gamgort	Chairman and Chief Executive Officer of KDP	3		1
Olivier Goudet	Managing Partner and Chief Executive Officer of JAB	3		3
Peter Harf	Managing Partner and Chairman of JAB	3		3
Juliette Hickman	Former Investment Analyst of Capital World Investors	<1	✓	2	Audit
Genevieve Hovde	Partner of BDT & Company	3	✓	2	RemCo
Paul S. Michaels	Former Global President of Mars, Inc.	3	✓	1	Lead Director RemCo (Chair)
Pamela H. Patsley	Former Executive Chairman and Chief Executive Officer of MoneyGram International, Inc.	13	✓	4	Audit
Gerhard Pleuhs	Former Executive Vice President and General Counsel of Mondelēz	3	✓	2	*
Lubomira Rochet	Partner of JAB (effective June 1, 2020)	<1		2
Debra Sandler	Founder & CEO of Mavis Foods, LLC	<1	✓	4	RemCo
Robert Singer	Former Chief Executive Officer of Barilla Holding S.p.A.	3	✓	2	Audit (Chair)
Justine Tan	Partner of JAB	<1		3
Nelson Urdaneta	Senior Vice President and Chief Accounting Officer of Mondelēz	0	✓	2	**
Larry D. Young	Former President and Chief Executive Officer of Dr Pepper Snapple Group	14		1

Corporate Governance Highlights

Board Diversity and Independence	Board Practices	Oversight of Risk, Ethics and Corporate Responsibility

◾  Eight of our 14 director nominees are independent, with an additional four nominees affiliated with our largest stockholder, JAB, which owns approximately 33% of our common stock

◾  All Board committees comprised solely of independent directors

◾  Strong Lead Independent Director with clearly defined and robust responsibilities

◾  Leader in Board diversity on gender with six women directors

◾  Annual election of all directors

◾  Demonstrated and ongoing Board and committee refreshment and succession planning

◾  Annual Board and Committee evaluations

◾  Regular executive sessions of independent directors

◾  Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

◾  Directors limited to no more than four public company boards (including KDP)

◾  Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees

◾  Code of Conduct applies to all directors, officers, and employees, with annual compliance training and certification

◾  Robust political activities disclosures on our website

◾  Full Board oversees corporate responsibility strategy and approves Company’s long-term goals and commitments

*	Mr. Pleuhs will join the RemCo, effective as of the date of 2021 Annual Meeting.

**	Mr. Urdaneta will join the Audit Committee upon his election to the Board.

4	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proxy Summary

Key Executive Compensation Practices

◾	Strong pay for performance philosophy designed to link pay delivery to Company’s financial and market performance

◾	Significant levels of direct investment and stock ownership required for all executives

◾	Lengthy vesting periods for all equity awards

◾	Independent compensation consultant reporting to the Remuneration and Nominating Committee (the “RemCo”)

◾	No tax gross-ups

◾	Incentives do not encourage excessive risk taking

◾	Clawback policy applicable to all incentive compensation programs

◾	Double-trigger vesting upon a change of control

◾	Hedging is prohibited

◾	Minimal perquisites

KDP’s Corporate Responsibility Commitments

Our corporate responsibility commitments aim to ensure our beverages make a positive impact with every drink. Our broad portfolio of products and 27,000 employees give us many opportunities to drive change and be a catalyst for good. We take a strategic approach to channeling our energy and resources into those opportunities where we can have the greatest impact.

Less than a year after the Merger we launched our corporate responsibility platform: Drink Well. Do Good. This summer, we will release our third annual Corporate Responsibility Report, continuing our commitment to transparency and information sharing. Our Corporate Responsibility Reports and ethics and compliance policies can be found at https://www.keurigdrpepper.com/en/our-company/corporate-responsibility.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	5

  Proposal 1 — Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of all director nominees

The Board has nominated the 14 candidates named in this proposal for election as directors at the Annual Meeting. Directors are elected annually and serve until their term expires at the 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be approved, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote or an abstention will not be counted as having been voted on the applicable nominee, and therefore will have no effect on the vote, assuming a quorum is present.

Our Board currently consists of 14 directors, including two directors who are designated by Mondelēz pursuant to the terms of the Investor Rights Agreement (the “IRA”), dated as of July 9, 2018, by and among KDP, Maple Holdings B.V. and Mondelēz. At the direction of Mondelēz, the Board did not renominate our current director Dirk Van de Put, who will step down from the Board following the Annual Meeting. Nelson Urdaneta has been nominated, along with Gerhard Pleuhs, as the designated nominees of Mondelēz under the IRA.

All nominees are currently serving as KDP directors other than Mr. Urdaneta. During the second half of 2020, two directors affiliated with JAB resigned from the Board, and Justine Tan was appointed as a director. In 2021, Juliette Hickman, Debra Sandler and Lubomira Rochet were appointed as directors.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the RemCo. The RemCo utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the RemCo through management, current Board members, stockholders or other sources. Following an extensive search and recruiting efforts led by the RemCo with the assistance of other members of the Board, Ms. Hickman and Ms. Sandler were each recommended by the RemCo. Ms. Tan and Ms. Rochet were recommended by JAB, and Mr. Urdaneta was recommended by Mondelēz in accordance with the IRA, as described above.

Members of the RemCo, the Lead Independent Director of the Board (the “Lead Director”) and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The RemCo reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The RemCo will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws (the “By-Laws”) relating to stockholder nominations.

In addition, the Company’s Corporate Governance Principles provide that directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company and ordinarily may not serve on the board of more than three other public companies (or one other public company in the case of a director currently serving as chief executive of a public company). Directors are required to advise the chair of the RemCo in advance of accepting an invitation to serve on another corporate board of directors. Directors also must inform the RemCo and offer to resign from the Board if his or her principal occupation or business association changes substantially.

Board Composition, Qualifications and Diversity

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KDP directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The RemCo also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skillsets, qualifications and attributes of the Board as a whole.

The Board seeks candidates with diverse personal backgrounds and experiences and who are committed to active participation, fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. With respect to diversity, the Board may consider such factors

6	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to board diversity, including characteristics such as age, gender, race and national origin. Specific attributes of our 2021 director nominees are summarized below:

Gender	Racial/Ethnic Diversity
21% Racially or ethnically diverse nominees
Age	Tenure

Director Independence

At the time of the 2020 Annual Meeting of Stockholders, our Board consisted of 12 directors. Four of those directors were determined to be “independent” under the applicable standards of the NYSE, where KDP’s stock was listed at that time. Following the Company’s listing transfer from the NYSE to Nasdaq in late 2020, the Board adopted updated Corporate Governance Principles that require the Board to consist of a majority of directors who qualify as “independent directors” under the listing rules of Nasdaq, subject to applicable transition periods for a formerly controlled company. Accordingly, the Board reassessed the independence of its directors in light of the applicable Nasdaq independence standards and the significant changes in the Company’s ownership structure and stockholder base that occurred during 2020. The Board noted at that time its desire to add several new independent directors and expand the breadth of skills and expertise represented on the Board. Since that time, four new directors have been appointed to the Board (two of whom are independent), and a new independent candidate (Mr. Urdaneta) has been nominated.

In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on these standards, the Board has determined that the following directors and director nominee are independent: Juliette Hickman, Genevieve Hovde, Paul S. Michaels, Pamela H. Patsley, Gerhard Pleuhs, Debra Sandler, Robert Singer and Nelson Urdaneta. The Board has also determined that Dirk Van de Put, who is serving as a director until the 2021 Annual Meeting, is also independent.

Robert Gamgort does not qualify as independent due to his position as our CEO. Larry Young served as our CEO through July 8, 2018 and therefore is also not deemed to be an independent director. Due to their roles with JAB, our largest stockholder, Olivier Goudet, Peter Harf, Lubomira Rochet and Justine Tan, are not currently determined to be independent. The Board also considered the affiliations that Messrs. Pleuhs, Urdaneta and Van de Put, and Ms. Hovde, have with two other significant stockholders, but determined that, in each case, such relationships with the stockholders did not preclude a finding of independence and that each director had demonstrated independence from management. Therefore, the majority of the members of the Board are independent under Nasdaq’s listing standards.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	7

  Proposal 1 — Election of Directors

Director Nominees

Robert Gamgort	Other Current Public Company Directorships:

Age: 58	None

Mr. Gamgort has served as one of our directors since July 2018 and as our Executive Chairman of the Board since January 2019. Mr. Gamgort has served as our President and Chief Executive Officer since July 2018, and prior to the closing of the Merger, served as the President and Chief Executive Officer of KGM beginning in May 2016. He also joined the board of directors of National Veterinary Associates, Inc. in February 2020. Mr. Gamgort has enjoyed a 30+ year career in consumer products, progressing through marketing, sales, strategy and general management roles at Kraft Foods, Inc., as President of Major League Baseball Proprieties, North American President of Mars, Inc. and CEO of Pinnacle Foods Inc., prior to joining KGM. Mr. Gamgort received a BA from Bucknell University and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Qualifications: Mr. Gamgort has extensive senior-level executive experience in the consumer products industry and substantial marketing and general management experience. Mr. Gamgort has significant experience overseeing transformational mergers and integrations.

Olivier Goudet	Other Current Public Company Directorships:

Age: 56	Coty Inc., JDE Peet’s N.V.

Mr. Goudet has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Goudet served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Goudet is currently Managing Partner and Chief Executive Officer of JAB Holding Company, a position he has held since 2012. He serves as Chairman of the Board of JDE Peet’s N.V., Panera Bread Company, Pret A Manger and Krispy Kreme Doughnuts, Inc. He is also a Director of Caribou Coffee Company, Einstein Noah Restaurant Group, Espresso House, Compassion First and Coty Inc. He previously served as Chairman of the Board of Anheuser-Busch InBev SA/NV. He is the former Executive Vice President and Chief Financial Officer of Mars, Inc. and has served as an independent advisor to the Mars Board of Directors. Mr. Goudet began his career at Mars, serving on the finance team of its French business and held several senior executive positions at the VALEO Group. Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.

Qualifications: Mr. Goudet has extensive financial expertise and senior executive experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. Mr. Goudet has a strong track record leading strategic acquisitions and integrations and driving revenue growth, along with significant global experience in the consumer-packaged goods and coffee industries.

Peter Harf	Other Current Public Company Directorships:

Age: 74	Coty Inc., JDE Peet’s N.V.

Mr. Harf has served as one of our directors since July 2018. From March 2016 until the closing of the Merger in July 2018, Mr. Harf served as a director of Maple Parent Holdings Corp., KGM’s parent company. Mr. Harf is Managing Partner and Chairman of JAB Holding Company, having joined JAB in 1981. He serves as Chairman of the Board of Coty Inc. and is also a Director of JDE Peet’s N.V. and Compassion First. Mr. Harf is co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty, Deputy Chairman of Reckitt Benckiser, Chairman of Anheuser-Busch InBev SA/NV, Chairman of Espresso House and Director of Panera Bread Company, Pret A Manger, Caribou Coffee Company, Einstein Noah Restaurant Group and Krispy Kreme. Mr. Harf holds an MBA degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.

Qualifications: Mr. Harf brings extensive experience leading major global company business units. In these roles, he has a strong track record of building and marketing global brands, including the reinvention of key brands, leading strategic business transformations and driving strong, profitable growth. Mr. Harf has public company board and corporate governance experience, and significant global experience in the food and beverage industry.

8	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Juliette Hickman	Other Current Public Company Directorships:

Age: 47	Waldencast Acquisition Corp.

Ms. Hickman has served as one of our directors since January 2021. She is a former investment analyst and investor at Capital World Investors, part of The Capital Group Companies. Ms. Hickman joined The Capital Group in 1998 and held the role of investment analyst and investor, focused on the Global Beverage industry, until 2020. Additional areas of expertise include European Testing and UK public companies. Ms. Hickman has served as an independent director for Montanya Distillers since 2019 and for Waldencast Acquisition Corp. since 2021. Ms. Hickman holds a BA in Politics and Public Administration from the Nottingham Trent University.

Qualifications: Ms. Hickman has extensive experience in the beverage industry and her exposure to a broad range of industries on a global basis from the perspective of an analyst allows her to provide unique shareholder insights. Ms. Hickman has more than 20 years of investing experience and expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment.

Genevieve Hovde	Other Current Public Company Directorships:

Age: 36	JDE Peet’s N.V.

Ms. Hovde has served as one of our directors since July 2018. Prior to the closing of the Merger, from March 2016 until July 2018, Ms. Hovde was a Board Observer of Maple Parent Holdings Corp., KGM’s parent company. Ms. Hovde currently serves as Partner at BDT & Company. She also serves on the Investment Committee of BDT Capital Partners, LLC and as a Director of JDE Peet’s N.V. Prior to joining BDT in 2010, Ms. Hovde served as an Analyst in the Financial Institutions Group of J.P. Morgan’s Investment Banking Coverage division. Ms. Hovde holds a BS in Commerce, with concentrations in Finance and Accounting, from the University of Virginia’s McIntire School of Commerce.

Qualifications: Ms. Hovde has extensive investment, financial and leadership experience, including experience working with management teams and boards of directors, and acquiring, investing in and building companies. Ms. Hovde has a deep understanding of the capital markets and has strong relationships with institutional investors and within investment banking and capital markets.

Paul S. Michaels	Other Current Public Company Directorships:

Age: 69	None

Mr. Michaels has served as one of our directors since July 2018 and currently serves as Lead Director and Chair of the RemCo. Mr. Michaels was Global President of Mars, Inc. from 2004 to 2015 and currently serves as a Director of Krispy Kreme. He is also a former director of Coty Inc. Before joining Mars, Mr. Michaels spent 15 years at Johnson & Johnson, building many of the company’s flagship brands. He began his career at The Procter & Gamble Company. Mr. Michaels holds a BA from the University of Notre Dame.

Qualifications: Mr. Michaels has expertise and creativity in launching, building and supporting global brands in the consumer products industry. Mr. Michaels has a focus on operational efficiency and effectiveness developed through his extensive executive experience with complex multinational consumer product organizations such as Mars and Johnson & Johnson.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	9

  Proposal 1 — Election of Directors

Pamela H. Patsley	Other Current Public Company Directorships:

Age: 64	ACI Worldwide, Inc., Hilton Grand Vacations, Inc., Texas Instruments Incorporated

Ms. Patsley has served as one of our directors since April 2008. From 2009 until her retirement in 2018, she served in various roles at MoneyGram International, including Executive Chairman and Chief Executive Officer from September 2009 to December 2015 and Executive Chairman from January 2016 until February 2018. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. She served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. In addition to her Chairman’s role at MoneyGram International, Ms. Patsley has served on the board of directors of Texas Instruments Incorporated since 2004 and formerly served as Chair of the Audit Committee. Since January 2017, she has served on the board of directors of Hilton Grand Vacations, Inc., where she is Chairman of the Audit Committee. Ms. Patsley is also a director of ACI Worldwide, Inc. and will serve through the end of her term ending June 2, 2021 and is not standing for re-election. Ms. Patsley previously served as a director of Molson Coors Brewing Company, Pegasus Solutions, Inc. and Paymentech, Inc. Ms. Patsley received a BS in accounting from the University of Missouri.

Qualifications: Ms. Patsley has extensive management experience at multiple multinational companies and a deep understanding of audit, financial control and technology matters. Ms. Patsley has extensive public company board and corporate governance experience.

Gerhard Pleuhs	Other Current Public Company Directorships:

Age: 64	JDE Peet’s N.V.

Mr. Pleuhs has served as one of our directors since July 2018. Prior to the closing of the Merger, Mr. Pleuhs served as a director on the board of Maple Parent Holdings Corp., KGM’s parent company, from March 2016 until July 2018. Mr. Pleuhs recently retired as Executive Vice President, Corporate & Legal Affairs and General Counsel of Mondelēz, having assumed the role of EVP & General Counsel at Kraft Foods Inc., Mondelēz’s predecessor company, in 2012. Mr. Pleuhs previously held several predominantly legal leadership positions at Kraft at corporate, regional and local business levels in developing and emerging markets. He also serves as a director of JDE Peet’s N.V. He began his career at Jacobs Kaffee Deutschland GmbH, prior to its acquisition by Altria Group, Inc. Mr. Pleuhs has a law degree from the University in Kiel.

Qualifications: Mr. Pleuhs has significant experience working with global brands in the consumer products industry and overseeing transformational mergers and integration, supplemented by extensive international legal and transactional experience. Mr. Pleuhs has expertise in corporate governance issues, policies and best practices, as well as extensive experience in risk management.

Lubomira Rochet	Other Current Public Company Directorships:

Age: 43	Societe Generale

Ms. Rochet was appointed as a KDP director in April 2021. Ms. Rochet was recently appointed as a Partner of JAB Holding Company, effective June 1, 2021. Previously, she served as Chief Digital Officer and a member of the Executive Committee at L’Oréal from 2014 to 2021 and as Deputy CEO of Valtech from 2010 to 2014. Earlier in her career, Ms. Rochet held positions as Head of Innovation and Start-ups in France at Microsoft and Vice President of Strategy and Development at Sogeti, a branch of the Capgemini Group. She currently serves as an independent director of Societe Generale, a leading European bank. Ms. Rochet graduated from Ecole Normale Supérieure in Paris, Sciences Po Paris and the College of Europe in Bruges (Belgium).

Qualifications: Ms. Rochet has deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models. Ms. Rochet brings to the Board a recognized digital transformation track record, significant knowledge of the consumer goods industry and unique perspectives on driving growth through digital leadership and consumer engagement.

10	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 1 — Election of Directors

Debra Sandler	Other Current Public Company Directorships:

Age: 61	Archer-Daniels-Midland Company, Dollar General Corporation and Gannett Co., Inc.

Ms. Sandler has served as one of our directors since March 2021. Ms. Sandler is the Founder and CEO of Mavis Foods, LLC, a privately held family start-up focused on direct to consumer sales. Previously, she was President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm that she founded in 2015, advising a wide range of clients on marketing innovation and overall business development. Ms. Sandler also served as Chief Health and Wellbeing Officer of Mars, Inc., and as Chief Consumer Officer and President of Mars Chocolate North America. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles and, before that, 13 years with PepsiCo, Inc. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry.

Qualifications: Ms. Sandler has an extensive understanding of consumer behavior and the evolving retail environment, including valuable e-commerce and strategic planning experience. Ms. Sandler has a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Robert Singer	Other Current Public Company Directorships:

Age: 69	Coty Inc.

Mr. Singer has served as one of our directors since July 2018 and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. He has served on the board of Coty Inc. since 2010, where he currently serves as the Chair of the Audit and Finance Committee and Lead Independent Director. He has also served as a director and chair of the audit committees of Tiffany & Co. since 2012 and Panera Bread Company since September 2017. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and Mead Johnson Nutrition from 2009 to June 2017. In addition, he served as Chairman of the Audit Committee of Jimmy Choo PLC from September 2014 to 2017. He received a BA degree from Johns Hopkins University, an MA degree in Comparative Literature from the University of California, Irvine and graduated from New York University with an MS in Accounting.

Qualifications: Mr. Singer has extensive operating, financial and executive experience as a former chief executive officer. Mr. Singer has financial acumen developed through his extensive executive experience and significant public company board experience (including audit chair experience).

Justine Tan	Other Current Public Company Directorships:

Age: 46	Coty Inc., JDE Peet’s N.V.

Ms. Tan has served as a director since December 2020. She is currently a partner at JAB Holding Company, a role she has held since early 2020. Ms. Tan was a founding member of Temasek Holdings Limited’s U.S. operations, serving there from 2014 to 2019. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Tan also serves as a director of JDE Peet’s N.V. and Coty Inc. She holds an MBA from the University of Chicago and is a CFA charterholder.

Qualifications: Ms. Tan brings to our Board significant experience in investing, banking and operations, as well as extensive international perspective, having lived and worked in key markets across North America, Europe and Asia. Ms. Tan has substantial experience in mergers and acquisitions in the consumer goods industry, including in a private equity context.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	11

  Proposal 1 — Election of Directors

Nelson Urdaneta	Other Current Public Company Directorships:

Age: 48	JDE Peet’s N.V.

Mr. Urdaneta has been the Senior Vice President, Corporate Controller and Chief Accounting Officer at Mondelēz International, Inc. since September 2016. He joined Mondelēz in 2005 and has held various leadership positions within the company, including Vice President Finance, Asia Pacific and Senior Finance Director Integrated Supply Chain. Prior to joining Mondelēz, he was the Director, Financial Planning and Analysis at Ryder System, Inc.

Qualifications: Mr. Urdaneta has financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets. Mr. Urdaneta has significant management and finance experience gained through senior leadership positions at several major corporations.

Larry D. Young	Other Current Public Company Directorships:

Age: 66	None

Mr. Young has served as one of our directors since 2007. Mr. Young served as our President and Chief Executive Officer from October 2007 until his retirement at the closing of the Merger in July 2018. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of Cadbury Schweppes Americas Beverages. Mr. Young joined Cadbury Schweppes Americas Beverages as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. He had served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group since 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.

Qualifications: Mr. Young has deep knowledge of the beverage industry, including management expertise and brand building experience. Mr. Young has significant experience in strategy, finance, sales and operations gained over 40 years in the beverage industry, including as former Chief Executive Officer of DPS.

12	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

CORPORATE GOVERNANCE PRACTICES

KDP is committed to strong corporate governance policies and practices, which are embodied in our Corporate Governance Principles, available at investors.keurigdrpepper.com/corporate-governance-guidelines. The Board most recently adopted revised Corporate Governance Principles in February 2021, and the RemCo reviews the Corporate Governance Principles annually to ensure they reflect evolving best practices and regulatory requirements, including Nasdaq listing standards. The governance practices highlighted below are reflected in the Corporate Governance Principles, our By-Laws and our committee charters, as applicable.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance. The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles are driven by the needs of the Company, and that, depending on the circumstances, a different leadership model might be appropriate. As a result, the Company does not currently have a policy requiring either the combination or separation of leadership roles, but the Board periodically evaluates this structure and determines whether to separate the roles based upon the circumstances, which maintains flexibility based on the Company’s needs.

In 2019, following the resignation of the previous Chairman, the Board appointed Mr. Gamgort to serve as both the Chairman and CEO. By serving in both positions, Mr. Gamgort is able to draw on his detailed knowledge of the Company to provide the Board leadership in focusing its discussions and review of the Company’s strategy, which has resulted in efficient decision-making and steady leadership, particularly during times of great change.

In 2020, the RemCo began to consider the creation of a strong Lead Director position, to be filled by an independent director who would bring additional knowledge, oversight and accountability to the Company’s leadership structure. The Board reviewed the RemCo’s recommendations as to the Lead Director role and, in February 2021, appointed Paul S. Michaels to the newly created Lead Director position. Mr. Michaels brings more than 30 years of consumer products industry experience, including at major companies such as Mars, Johnson & Johnson, and Procter & Gamble. He has a track record of industry accomplishments and executive leadership, and is deeply engaged in the Company’s mission as a Modern Beverage Company.

Lead Independent Director

The Corporate Governance Policies provide for an independent and active Lead Director who is designated by the independent directors with clearly defined leadership authority and responsibilities. As set forth in the Corporate Governance Principles, the Lead Director’s responsibilities include:

◾	presiding at any meetings of the Board at which the Chairman is not present;

◾	chairing executive sessions of the non-employee or independent directors;

◾	serving as a liaison between the independent directors and the Chairman and otherwise facilitating communications among members of the Board;

◾	providing input to the Chairman on meeting agendas, schedules and other information sent to the Board;

◾	being available for consultation with investors, regulators or other significant stakeholders; and

◾	assisting the RemCo with evaluating Board and management performance.

Less formally, the Lead Director acts as a “sounding board” and advisor to the Chairman and CEO, and seeks to facilitate healthy discussion and open dialogue among other directors both inside and outside of the boardroom.

Board Meetings

Our Board met eight times during 2020. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2020 while the director was a member. Directors are also expected to attend annual meetings of stockholders, and all directors who were on the Board at the time attended the 2020 Annual Meeting of Stockholders.

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with the Chairman and CEO, members of senior management and others as appropriate regarding relevant matters.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	13

  Corporate Governance Practices

Committees

The Board’s standing committees, their membership and the number of meetings held in 2020 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at https://investors.keurigdrpepper.com/corporate-governance-guidelines.

◾	All members of the RemCo and the Audit and Finance Committee (the “Audit Committee”) satisfy the standards of independence applicable to members of such committees, including Nasdaq listing standards.

◾

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2020 from us other than compensation for service as a director.

◾

The Board has determined that all members of the RemCo are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act or outside directors under the Internal Revenue Code of 1986, as amended.

REMUNERATION AND NOMINATION COMMITTEE

Current Members Paul S. Michaels (Chair) Genevieve Hovde Debra Sandler Dirk Van de Put 6 Meetings Held in 2020

Primary Responsibilities

◾  Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.

◾  Identify and recommend to the Board individuals qualified to serve as directors of the Company.

◾  Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees.

◾  Review the corporate governance principles and recommend changes to the Board as appropriate.

◾  Oversee the evaluation of the Board and management performance.

◾  See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation.

AUDIT AND FINANCE COMMITTEE

Current Members Robert Singer (Chair) Juliette Hickman Pamela H. Patsley 7 Meetings Held in 2020

Primary Responsibilities

◾  Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.

◾  Oversee compliance with KDP’s Code of Conduct and laws and regulations.

◾  Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.

◾  See also “Report of the Audit Committee.”

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

◾

The Board has a majority of independent and non-employee directors. Eight of the 14 director nominees are independent under Nasdaq’s listing rules, and 13 of the 14 director nominees are non-employee directors. All of the Company’s directors are elected annually.

◾

The Board’s standing committees are composed solely of independent directors. The RemCo and Audit Committee are each composed solely of independent directors. The committees provide independent oversight of management.

◾

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

14	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily oversees matters related to strategic and operational risk. The Audit Committee oversees matters of financial, legal and compliance risk, including cybersecurity risk. The RemCo addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. Committees report to the full Board regarding their respective considerations and actions.

Board Oversight of Corporate Responsibility/ESG

The Board oversees KDP’s corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact. The full Board approves long-term goals and commitments under our focus areas of Environment, Supply Chain, Health & Wellbeing and People & Communities. KDP executive leaders help guide and develop these corporate responsibility programs and provide regular updates to the Board on progress against our goals. Focus areas for the Board in 2020 included sustainable packaging, energy and emissions, and deep engagement with the Company’s multi-layered Diversity & Inclusion programs. The RemCo assists the Board with oversight of corporate governance matters and helped the Board drive a number of changes over the past year to enhance governance structures, as described further above under “Evolution in KDP Ownership and Governance” on page 3.

We are committed to transparency and information sharing in corporate responsibility and other “ESG” topics that impact our Company, and plan to release our third annual Corporate Responsibility Report in the summer of 2021. Our Corporate Responsibility Reports and ethics and compliance policies can be found at https://www.keurigdrpepper.com/en/our-company/corporate-responsibility.

Board and Committee Evaluations

The Board, as well as each committee, conducts an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to take concrete steps to improve our policies, processes, and procedures to further Board and committee effectiveness.

Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. The Board has adopted a Code of Conduct that applies to all employees, officers and directors. All employees and all Board members are required to participate in annual Code of Conduct training and certifications.

Our Code of Conduct is posted on our website at www.keurigdrpepper.com under the Company — Ethics & Compliance — Corporate Code of Conduct captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our senior financial officers, including the chief executive officer, either by posting such information on our website at www.keurigdrpepper.com/en/our-company/ethics-and-compliance or by filing a Current Report on Form 8-K with the SEC.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	15

  Corporate Governance Practices

Certain Relationships and Related Party Transactions

Related Person Transactions Policy

We have adopted a Related Person Transactions Policy, which applies to any transaction or proposed transaction in which KDP is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, stockholders beneficially owning more than 5% of our outstanding stock or more than 10% of Acorn Holdings B.V. (an investment entity affiliated with JAB), including their family members. Pursuant to this policy, management determines whether a transaction requires review by the Board or Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the disinterested members of the Board or Audit Committee decide whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of KDP and its stockholders. Our Related Person Transactions Policy also includes certain exceptions for transactions that are pre-approved by the Board.

Certain Related Person Transactions

Existing Commercial Arrangements with JAB Related Persons

KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Panera Bread Company (“Panera”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme Doughnuts Inc. (“Krispy Kreme”). KDP’s largest stockholder, JAB, has controlling investments in Peet’s, Caribou, Panera, Einstein Bros and Krispy Kreme.

KDP purchases certain raw materials from Peet’s and manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. KDP exclusively manufactures, distributes and sells Peet’s ready-to-drink beverage products in the U.S. and Canada. KDP licenses the Caribou, Panera and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig coffee brewing system. KDP also sells various syrups and packaged beverages to Caribou, Panera, Einstein Bros and Krispy Kreme for resale to retail customers.

Related Person Transactions in 2020

The disinterested members of the Board reviewed and approved the following transaction under its Related Person Transaction Policy in 2020:

◾

On July 31, 2020, the Company purchased a 66.4% ownership interest in Revive Brands from Peet’s for cash consideration of $1, with Peet’s retaining a minority ownership interest. Revive is an organic, non-alcoholic kombucha brand, available in both traditional refrigerated and shelf-stable varieties. The transaction is considered a common control transaction due to KDP’s relationship with Peet’s through certain affiliates of JAB.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC and Nasdaq and to furnish us with copies of the reports. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met with respect to 2020, with the exception of one Form 4 relating to three transactions for Maria Sceppaguercio and one Form 4 relating to four transactions for Mauricio Leyva, both filed late on February 16, 2021. These transactions relate to dividend reinvestments that were not reported timely due to administrative error.

Where to Find More Information

To learn more about our corporate governance practices and our other policies, you can access the governance documents listed below at investors.keurigdrpepper.com/corporate-governance-guidelines and other policies at www.keurigdrpepper.com/en/our-company/ethics-and-compliance. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

◾	By-Laws
◾	Corporate Governance Principles
◾	Board Committee Charters
◾	KDP Code of Conduct
◾	Political Contributions Policy
◾	Environmental Policy
◾	Water Policy
◾	Climate Policy

16	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders from time to time, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and environmental, social and governance matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Chairman, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 6425 Hall of Fame Lane, Frisco, TX 75034. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded.

Director Compensation

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success. In furtherance of these goals, our non-employee directors are bound by an equity ownership requirement of at least five times the annual cash retainer for a director.

Directors’ compensation is determined by the Board, and the RemCo makes recommendations to the Board based on periodic benchmarking assessments and advice received from Frederic W. Cook & Co., its independent compensation consultant. In 2020, the Board approved an annual cash retainer for the newly-appointed Lead Director of $40,000 per year and approved an increase of $10,000 to the cash retainer granted to the chair of the Audit Committee, each to be effective beginning in fiscal 2021. All other elements of non-employee director compensation remain unchanged from the program put in place at the time of the Merger in 2018, as reflected in the table below.

Summary of 2020 Compensation Elements

Annual Compensation Elements	Amount
Board Retainer	$100,000
Audit & Finance Committee Chair Retainer	$30,000
Remuneration & Nominating Committee Chair Retainer	$30,000
Annual Equity Award Value	$160,000

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	17

  Corporate Governance Practices

Non-Employee Director Compensation for Fiscal 2020

The following table contains information with respect to the annual compensation of our non-employee directors earned during 2020 with respect to their Board service:

Name	Fees Earned Or Paid In Cash ($) (1)	Stock Awards ($)(2)(3)	Option Awards	Non-equity Incentive Plan Compensation	Change In Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Olivier Goudet	100,000	160,000	—	—	—	—	260,000
Peter Harf	130,000	160,000	—	—	—	—	290,000
Juliette Hickman(4)	—	—	—	—	—	—	—
Genevieve Hovde(5)	100,000	160,000	—	—	—	—	260,000
Anna-Lena Kamenetzky(6)	100,000	160,000	—	—	—	—	260,000
Paul S. Michaels	100,000	160,000	—	—	—	—	260,000
Pamela H. Patsley	100,000	160,000	—	—	—	—	260,000
Gerhard Pleuhs(7)	100,000	160,000	—	—	—	—	260,000
Lubomira Rochet(8)	—	—	—	—	—	—	—
Debra Sandler(9)	—	—	—	—	—	—	—
Fabien Simon(10)	100,000	160,000	—	—	—	—	260,000
Robert Singer	130,000	160,000	—	—	—	—	290,000
Dirk Van de Put(11)	100,000	160,000	—	—	—	—	260,000
Justine Tan(12)	—	—	—	—	—	—	—
Larry D. Young	100,000	160,000	—	—	—	—	260,000

(1)	The amounts reported in this column reflect cash retainers paid in 2020. The directors are paid their cash retainers quarterly in arrears.

(2)

The amounts reported in this column reflect the grant date fair value associated with restricted stock units (“RSUs”) granted to each director and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)	The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2020. All of these awards vest five years from their respective grant dates.

Name	KDP RSUs
Olivier Goudet	19,734
Peter Harf	19,734
Genevieve Hovde	19,734
Paul S. Michaels	19,734
Pamela H. Patsley	19,734
Gerhard Pleuhs	19,734
Robert Singer	19,734
Dirk Van de Put	19,734
Larry D. Young	19,734

(4)	Ms. Hickman joined the Board effective January 18, 2021.

(5)

Ms. Hovde is a Partner of BDT & Company. Ms. Hovde has agreed that she will not receive any separate compensation for serving as a director of KDP and will transfer to BDT Capital Partners any director compensation she receives from KDP, including any awards made pursuant to grants of RSUs.

(6)	Ms. Kamenetzky resigned from the Board on December 9, 2020.

(7)

Mr. Pleuhs serves on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Until his retirement as an officer of Mondelēz on April 30, 2021, Mr. Pleuhs had agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation receive from KDP, including any awards made pursuant to grants of RSUs.

18	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Corporate Governance Practices

(8)	Ms. Rochet joined the Board effective April 26, 2021.

(9)	Ms. Sandler joined the Board effective March 5, 2021.

(10)	Mr. Simon resigned from the Board on September 7, 2020.

(11)

Mr. Van de Put is an officer of Mondelēz and serves on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Van de Put has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz any director compensation he receives from KDP, including any awards made pursuant to grants of RSUs.

(12)	Ms. Tan joined the Board effective December 9, 2020.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	19

  Executive Officers

EXECUTIVE OFFICERS

Our executive officers are as follows:

Executive Officers	Age	Position
James Baldwin	59	Chief Legal Officer and Secretary
Fernando Cortes	45	Chief Supply Chain Officer
Mary Beth DeNooyer	50	Chief Human Resources Officer
Ozan Dokmecioglu	49	Chief Financial Officer and President, International
Bob Gamgort	58	Chairman of the Board and Chief Executive Officer
Herbert (Derek) Hopkins	52	President, Cold Beverages
Mauricio Leyva	50	President, Coffee
Maria Sceppaguercio	59	Chief Corporate Affairs Officer
Justin Whitmore	38	Chief Strategy Officer

For more information about Mr. Gamgort, see “Proposal 1 – Election of Directors.” Biographical Information about our other executive officers is set forth below:

James Baldwin	Chief Legal Officer, General Counsel and Secretary

Mr. Baldwin has served as our Chief Legal Officer, General Counsel and Secretary since July 2018. Prior to that Mr. Baldwin served as our Executive Vice President, General Counsel and Secretary of Dr Pepper Snapple Group, Inc. beginning in May 2008. From 1997 to 2008, he served in senior legal positions for Cadbury Schweppes Americas Beverages, Dr Pepper/Seven Up, Inc. and Mott’s LLP. Mr. Baldwin graduated cum laude with a BA in English from Washington & Lee University and earned his JD from Southern Methodist University.

Fernando Cortes	Chief Supply Chain Officer

Mr. Cortes has served as our Chief Supply Chain Officer since July 2018. Prior to that position he was most recently our Executive Vice President of Supply Chain, having first joined the Company in 2003. During his tenure at the Company, Mr. Cortes has held a variety of leadership roles across Supply Chain and Operations. Mr. Cortes began his career with Procter & Gamble in Latin America, holding different positions in product supply and manufacturing plant operations. He received a bachelor’s degree in Industrial Engineering from Universidad Iberoamericana, Mexico City, and his MBA from Instituto Tecnológico Autónomo de México.

Mary Beth DeNooyer	Chief Human Resources Officer

Ms. DeNooyer has served as our Chief Human Resources Officer since July 2019. Prior to joining the Company, Ms. DeNooyer served as Executive Vice President and Chief Human Resources Officer at Pinnacle Foods Inc. from June 2013 through January 2019. From April 2011 through June 2012, Ms. DeNooyer served as Senior Vice President and Chief Human Resources Officer for the division of Sara Lee which was spun-off as Hillshire Brands. From March 2010 to June 2012, Ms. DeNooyer served as Senior Vice President, Compensation and Benefits at Sara Lee. Prior to that, Ms. DeNooyer held Human Resources leadership positions at The Pepsi Bottling Group and General Mills. Ms. DeNooyer holds a bachelor’s degree in Business Administration from Drexel University and a master’s degree in Industrial and Labor Relations from Cornell University.

20	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Executive Officers

Ozan Dokmecioglu	Chief Financial Officer

Mr. Dokmecioglu has served as our Chief Financial Officer since July 2018 and President, International, since November 2020. Prior to the Merger, Mr. Dokmecioglu served as the Chief Financial Officer of KGM beginning in May 2016. Mr. Dokmecioglu joined KGM from Kellogg Inc., where he served from 2012 until 2016 in the positions of Vice President Finance, Chief Financial Officer North America and as Vice President Finance, Chief Financial Officer Europe. Before joining Kellogg, Mr. Dokmecioglu built his career in financial leadership roles in the US, Europe, and Middle East with Kraft Foods Inc., Cargill Inc. and Arthur Andersen. Mr. Dokmecioglu holds a BS in Business Administration from the Middle East Technical University in Ankara, Turkey, and a certificate in Project Investment and Appraisal Management from Harvard University.

Herbert (Derek) Hopkins	President, Cold Beverages

Mr. Hopkins has served as President, Cold Beverages since November 2020 and was previously our Chief Commercial Officer from July 2018 to November 2020. Prior to the Merger, he was most recently Chief Integration Officer for KGM from February 2018 until July 2018, leading the Merger and, prior to that, was President of KGM’s U.S. business from 2015 until 2018. Prior to joining KGM, Mr. Hopkins spent 25 years in the beverage industry across the US, Canada and Europe. He has held a number of commercial, marketing and general management roles for companies including Bacardi Limited, The Coca-Cola Company, Anheuser-Busch InBev SA/NV, and Guinness Diageo. Mr. Hopkins holds a BBA from Texas Wesleyan University and has completed Advanced Management Programs with INSEAD in Fontainebleau, France and the University of Pennsylvania’s Wharton School of Business.

Mauricio Leyva	President, Coffee

Mr. Leyva has served as our President, Coffee, since November 2020 and was previously our President, International & Business Development, from March 2020 to November 2020. Prior to joining KDP, Mr. Leyva served as a partner of JAB from January 2020 until March 2020. Prior to joining JAB, Mr. Leyva was the Chief Executive Officer of Grupo LALA, S.A.B. de C.V., a Mexican Company, and leading dairy company from September 2018 through December 2019. Mr. Leyva served in various positions of increasing responsibility at AB InBev N.V. from 2005 until 2018, including most recently as Chief Executive Officer of Grupo Modelo. Mr. Leyva has spent 25 years building a successful career as a senior executive for various companies across the globe, specializing in beverages. Mr. Leyva holds a diploma of International Management from the ICN Postgraduate Business School at the University of Nancy, France. Mr. Leyva graduated with Honors in Commerce with a BA from the University of Los Andes in Colombia, and completed an advanced management and leadership program with the Said Business School at the University of Oxford in England.

Maria Sceppaguercio	Chief Corporate Affairs Officer

Ms. Sceppaguercio has served as our Chief Corporate Affairs Officer since July 2018. Prior to the Merger, Ms. Sceppaguercio served as Senior Vice President, Investor Relations for KGM since joining in 2018. Prior to joining KGM, Ms. Sceppaguercio was Senior Vice President of Investor Relations for Pinnacle Foods Inc. from 2012 to 2018, having built an award-winning investor relations function for the company following its initial public offering. Prior to Pinnacle Foods, Ms. Sceppaguercio held senior positions in finance, corporate communications and investor relations at Ann Taylor and Revlon, Inc. She began her career at Nabisco, where she held senior management positions in finance, strategic and business planning and investor relations during her 18-year tenure. Ms. Sceppaguercio holds an MBA from Seton Hall University and a BS in Business Administration from Montclair State University.

Justin Whitmore	Chief Strategy Officer

Mr. Whitmore has served as our Chief Strategy Officer since March 2021. Prior to joining KDP, Mr. Whitmore served as EVP Alternative Protein at Tyson Foods from 2019 to February 2021 and as EVP Corporate Strategy and Chief Venture & Sustainability Officer from 2017 to 2019. Mr. Whitmore served as an Associate Partner at McKinsey & Co. from 2014 to 2017, and from 2011 to 2014, Mr. Whitmore served as Engagement Manager for Booz & Company in the management consulting business unit, Strategy&. Prior to that, Mr. Whitmore held various leadership positions at Johnson Controls. Mr. Whitmore holds a bachelor’s degree in Business from the University of Alabama at Birmingham and a master’s degree in Business from the University of Notre Dame.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	21

  Proposal 2 – Advisory Resolution to Approve Executive Compensation

PROPOSAL 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Exchange Act. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2021 Annual Meeting:

“RESOLVED, that the stockholders of Keurig Dr Pepper Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables and the narrative discussion in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the approval of the Advisory Resolution to Approve KDP’s Executive Compensation

22	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

As KDP transitions to a more widely held publicly-traded company, the Board is committed to ensuring that KDP’s compensation programs continue to closely align the interests of executive leadership with those of the Company’s stockholders and drive the Company’s strategic goals. Historically, this close connection to stockholders has been demonstrated by high levels of required direct investment and stock ownership by our executives, as well as lengthy vesting periods on all equity incentives. In 2020, the Board implemented a number of long-term executive leadership retention strategies, including the reorganization of the Company’s executive leadership team and special reinvestment awards designed to motivate and retain certain executives that had reached the end of a significant five-year cliff vesting under previous investment program grants.

The Compensation Discussion and Analysis that follows describes our executive compensation philosophy and programs, as well as the RemCo’s compensation-setting process and the 2020 compensation of our named executive officers (“NEOs”).

Our NEOs for fiscal 2020 are:

Robert Gamgort	Ozan Dokmecioglu	Mauricio Leyva	Derek Hopkins	Fernando Cortes
Chairman and Chief Executive Officer	Chief Financial Officer and President, International	President, Coffee	President, Cold Beverages	Chief Supply Chain Officer

2020 Compensation Decisions	27

Other Matters	31

Executive Compensation Tables	32

Overview

2020 Performance Highlights

During 2020, KDP achieved exceptional financial and operational performance, including:

Net Sales $11.62B ▲ 4.5%	Net income $1.33B ▲ 5.7%	Added approximately 3M new U.S. households using the Keurig coffee brewing system	Gained market share in more than 90% of the Company’s cold beverage retail base

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	23

  Compensation Discussion and Analysis

We have also continued to generate exceptionally strong cash flow, allowing us to rapidly de-lever following the Merger in 2018 and simultaneously return significant capital to our stockholders and drive stockholder returns:

Management Leverage Ratio* decreasing from 4.5x at year-end 2019 to 3.6x at year-end 2020	$2.3B in dividends paid in the 11 quarters since the Merger	93% Total Stockholder Return Since the Merger in July 2018**

Our Compensation Philosophy & Practices

The primary objectives of our executive compensation programs are to:

◾	Attract and retain highly qualified and experienced executives

◾	Motivate executives to achieve KDP’s strategic goals and adhere to our values

◾	Encourage, reinforce and reward delivery of stockholder value

Elements of KDP’s Compensation Program

NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), annual equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program (“Elite”).

ELEMENT	DESCRIPTION	OBJECTIVE
Base Salary	Fixed cash paid regularly during the year See page 27 for more information	To attract and retain highly qualified executives by offering salaries that are competitive with market opportunities and that reward each executive’s position, role, responsibility and experience
Short-Term Incentive Plan	Variable performance-based cash payment paid at the beginning of the subsequent year See page 27 for more information	To motivate and reward the achievement of our annual performance objectives: growth, profit and cash
Annual LTIP Awards	Time-based restricted stock units (“RSUs”) that vest over five years See page 29 for more information	To reward performance over the longer term by encouraging focus on the long-term value of the stock while discouraging excessive risk taking to optimize short-term and non-sustainable performance
Elite Investment Program	Required purchases of significant levels of KDP common stock coupled with a one-for-one matching award of RSUs that cliff vest in five years See page 29 for more information	To directly align the interests of executives with stockholders by requiring significant personal investment in the Company over an extended period of time

*	Management leverage ratio is a non-GAAP measure. Please see Appendix A for a reconciliation.
**	Source: FactSet data showing change in share price plus reinvestment of dividends from July 10, 2018 to April 19, 2021.

24	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Competitive Pay Tied Closely to Long-Term Performance

The RemCo generally reviews and targets the 50th percentile market pay level when assessing annual cash compensation, and between the 50th and 75th percentile when assessing our highly leveraged equity program described in this Compensation Discussion and Analysis. We benchmark our compensation against a peer group of companies with whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We also provide certain benefits and perquisites in line with general practice, but this is not a significant element of compensation for our NEOs.

To retain the right talent needed to lead our Modern Beverage Company, while aligning the interests of our NEOs with our stockholders, a significant portion of executive compensation is tied to Company performance in the form of annual cash incentives and equity awards as well as required participation in our Elite Investment Program. Elite provides an opportunity for executives to realize substantial value when they invest their own funds alongside our stockholders.

Compensation Policies and Governance Practices

Our compensation governance policies as summarized below further align our executives’ interests with those of our stockholders and are designed to manage risk and follow best practices:

Significant stock ownership required. KDP’s Board strongly believes that to successfully drive and deliver stockholder value over the long term, significant long-term stock ownership by our NEOs is nonnegotiable. All NEOs and other senior executives are required to participate in the Elite Investment Program and maintain substantial investment in our Company until the underlying equity incentive vests after a five-year period. Our CEO, for example, is subject to a $25 million stock ownership requirement under Elite. The five NEOs described in this Compensation Discussion and Analysis have each made substantial personal investments in KDP stock during their tenures and as of the record date collectively own common stock valued at approximately $272 million.

No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to certain relocation or housing expenses, are the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.

Incentives do not encourage excessive risk taking. In order to assess the risk inherent in the design of our compensation program, the RemCo regularly reviews our plans and programs and has determined that our compensation program is not designed to encourage excessive risk taking. For example, we continue to utilize multiple performance measures under the annual STIP to reduce the risk of over-concentration on a single business or financial metric, while our equity awards generally have five-year vesting periods tied to continued employment with the Company, which discourages excessive risk taking intended to optimize short-term and non-sustainable performance.

Clawback provisions in our incentive compensation programs. Our short-term and long-term incentive compensation, including gains from equity compensation and the Elite Investment Program, is subject to recoupment, or clawback, in certain circumstances. In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback policy allows KDP to recoup payments in the event of a financial restatement for the executive covering the compensation that was paid in excess of restated values for the three-year period preceding any accounting period which is restated.

Double-trigger equity award vesting upon a change of control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the annual LTIP awards and the Matching RSUs issued pursuant to the Elite Investment Program, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction).

No hedging. Under our insider trading policy, all employees and members of the Board are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No backdating or repricing of equity awards, including stock options. While we currently are not utilizing stock options as part of our compensation mix, repricing of stock options and issuing stock options at below market exercise prices are strictly prohibited by our equity incentive plan and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.

Minimal perquisites. NEO perquisites are evaluated annually by the RemCo and determined to be reasonable and do not represent a significant portion of any NEO’s total compensation.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	25

  Compensation Discussion and Analysis

Roles and Responsibilities with Regard to Compensation

Role of the RemCo and Board

Our RemCo annually evaluates and approves the compensation for our executive leadership team, including all NEOs, and then makes a recommendation to the Board for final approval of equity awards, bonus payouts or changes in compensation packages. The RemCo’s determinations regarding the compensation of our executive officers take into account a variety of factors, including recommendations by our Chairman and CEO (except regarding himself) and other factors the RemCo believes are appropriate. Typically, however, changes in overall target compensation levels are not approved year to year absent significant changes in responsibility or market positioning.

Role of Compensation Consultant

In 2020, the RemCo engaged Frederic W. Cook & Co. (“FW Cook”) to provide information regarding the Compensation Peer Group and compensation benchmarking data for NEOs and executive-level positions, as well as information about market practices for equity compensation and plan governance. The RemCo assessed the independence of FW Cook and concluded that FW Cook is independent, and no conflict of interest exists that would prevent FW Cook from providing this information to the RemCo.

FW Cook reports directly to the RemCo, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and the Board, and may reflect factors and considerations other than the information provided by FW Cook.

Role of Stockholders

As part of its annual processes, the RemCo considers the results of the stockholder advisory vote on our executive compensation from prior years. Our stockholders have expressed strong support of our executive compensation programs to date, with 99.8% of votes cast in 2020 supporting the advisory vote and 99.7% approving in 2019. While the Board believes that our executive compensation programs have been very successful in aligning management and stockholder interests, the RemCo will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

Peer Group, Market Data and Benchmarking

In establishing compensation for our NEOs, the RemCo considers the compensation practices of the Compensation Peer Group and the pay levels for similar roles among the Compensation Peer Group companies. In assessing pay levels for the NEOs, the RemCo considers a total compensation range between the 50th and 75th percentile as reasonable given the aggressive KDP business plan goals under the STIP and the high levels of “at-risk” pay for all KDP senior executives.

The RemCo periodically reviews the make-up of the Compensation Peer Group. The Compensation Peer Group includes companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The 2020 Compensation Peer Group was comprised of the following companies:

Anheuser-Busch InBev SA/NV	The Kraft Heinz Company
Campbell Soup Company	McCormick & Company, Incorporated
Chocoladenfabriken Lindt & Sprungli AG	Mondelēz International, Inc.
The Coca-Cola Company	Nestle S.A
Danone SA	PepsiCo, Inc.
Diageo plc	The Procter & Gamble Company
The Hershey Company	Reckitt Benckiser Group plc
Kellogg Company	Unilever PLC

Compensation elements from the Compensation Peer Group are then size-adjusted to reflect the relative revenue scope of the NEOs as compared to the Compensation Peer Group. The RemCo supplements the Compensation Peer Group data with size-adjusted published survey data. The RemCo believes that using both the relative size-adjusted Compensation Peer Group and survey data provides a balanced approach to attract and retain highly talented employees.

26	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

2020 Compensation Decisions

In 2020, we announced several strategic changes to our management team, including the consolidation of our executive leadership team designed to enhance speed-to-market and decision effectiveness, as well as the appointment of Mauricio Leyva, a highly accomplished executive with over 25 years of broad business experience, to the then newly-created role of President, International and Business Development and, later in the year, to the role of President, Coffee.

The RemCo and Board also took specific retention actions for top talent as the Company continues to execute on its strategic plans. As described further below under “2020 Elite Reinvestment Awards,” Messrs. Gamgort, Dokmecioglu and Hopkins were each granted special incentive awards designed to “rematch” their original Elite investments made in KGM in 2016, provided they maintain the equivalent number of shares of KDP common stock. These one-time awards and re-investment opportunities reflect the Board’s commitment to retaining critical executive talent and ensuring management’s continued focus on long-term value creation and alignment with stockholders.

The specific compensation elements and decisions applicable to our NEOs’ 2020 compensation are described in more detail below.

Base Salary

Salary levels are reviewed periodically by the RemCo with any salary increases approved after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RemCo considers external market conditions in addition to total direct compensation targets and personal performance. Effective November 1, 2020, the RemCo approved a base salary increase from $625,000 to $750,000 for Mr. Hopkins in recognition of his increased duties as President, Cold Beverages in assuming responsibility for both Marketing and Concentrates organizations in addition to our Direct Store Delivery and Commercial businesses. Also effective November 1, 2020, the RemCo approved a base salary increase for Mr. Cortes from $500,000 to $600,000 in recognition of the strategic importance of the global supply chain role and the significant success of our supply chain to manufacture and distribute products during the COVID-19 pandemic, particularly in comparison to direct competitors. No other NEO received a base salary increase during fiscal year 2020. Each NEO’s annual base salary as of the end of 2020 follows:

NEO	Base Salary
Robert Gamgort	$1,500,000
Ozan Dokmecioglu	$850,000
Mauricio Leyva	$850,000
Derek Hopkins	$750,000
Fernando Cortes	$600,000

Short-Term Incentive Plan

The STIP is a key component of KDP’s annual compensation program and is designed to link performance-based annual cash incentives to the achievement of predetermined financial performance goals that correspond directly with the Company’s business plan and external earnings guidance. The RemCo believes that aligning bonus payouts directly with these key quantifiable performance targets makes the administration of the STIP clear to participants while encouraging, reinforcing and rewarding delivery of stockholder value.

STIP Structure

In 2020, we moved to a single payout scale for all job levels with a maximum payout of 250% of base salary for all bonus-eligible employees. This 250% maximum payout level was decreased from previous years’ maximum of 310% to more closely align with market norms. Given the extraordinary times brought on by the COVID-19 pandemic and continuing economic uncertainty, we adopted one set of corporate goals in 2020 for all 7,000 STIP participants. Our expectation is that having one set of goals to measure against supports our OneKDP approach and contributed significantly to the Company’s strong performance in 2020.

Target STIP awards for each NEO are set as a percentage of such NEO’s base salary, with Mr. Gamgort’s 2020 target at 150% of base salary and the other NEOs at 80%. Payouts are based on the Company’s achievement on three categories of metrics:

◾	Growth, measured by total Net Sales

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	27

  Compensation Discussion and Analysis

◾	Profit, measured by Adjusted Operating Income (“OI”)

◾	Cash, measured by Net Working Capital as a percent of Net Sales*

In the first quarter of 2020, the RemCo determined performance targets for each metric at the levels reflected in the table below, with the “Good” (Target) level set to correspond with the Company’s annual operating plan approved by the Board. Notwithstanding the influences of the COVID-19 pandemic, the performance targets under the STIP were not modified.

	KDP 2020 STIP Performance Targets
Metric (in millions, except %s)	Unacceptable (Threshold)	Marginal	Acceptable	Good (Target)	Very Good	Excellent (Maximum)
Growth – Net Sales	$11,342	$11,414	$11,486	$11,558	$11,669	$11,780
Profit – Adjusted OI	$3,078	$3,107	$3,136	$3,165	$3,250	$3,330
Cash – Net Working Capital	(13.9%)	(14.4%)	(14.9%)	(15.4%)	(15.9%)	(16.4%)

Achievement levels on each metric correspond to a payout multiplier set by the RemCo for each level and reflected in the table below. The multiplier achieved for each of the three metrics (interpolating between each award level, as appropriate) are then multiplied together to determine the total payout multiplier for the STIP. Importantly, if the Company performs below the “Unacceptable” (Threshold) level for the Profit metric, the entire bonus payout will be zero.

	KDP 2020 STIP Payout Multiple
Metric	Unacceptable	Marginal	Acceptable	Good	Very Good	Excellent
Growth – Net Sales	70%	80%	90%	100%	125%	145%
Profit – Adjusted OI	0%	33%	80%	100%	125%	145%
Cash – Net Working Capital	70%	80%	90%	100%	115%	119%

2020 Performance Results and Payouts

2020 STIP awards were calculated and paid in the first quarter of 2021 upon certification by the RemCo of the achievement levels reflected in the table below, which corresponded to a total payout multiplier of 107% of target:

Metric (in millions, except %s)	Actual Results		Corresponding Multipliers
Growth – Net Sales	$11,618		113.4%
Profit – Adjusted OI	$3,191		104.0%
Cash – Net Working Capital	(14.9%)	(1)	90.4%
Total Payout Multiplier			107%

(1)

A negative adjustment was made by the RemCo (thereby lowering the payout multiplier for this metric) in order to normalize for the effects of certain accelerated accounts receivable collection programs implemented in 2020.

The table below shows target payout levels and actual STIP awards earned by each NEO for 2020.

NEO	Target 2020 STIP Payouts		Actual 2020 STIP Payout
Robert Gamgort	$2,250,000		$2,407,500
Ozan Dokmecioglu	$680,000		$727,600
Mauricio Leyva	$548,087	(1)	$586,454	(1)
Derek Hopkins	$516,667	(2)	$552,833	(2)
Fernando Cortes	$413,333	(2)	$442,267	(2)

(1) Reflects proration for the portion of 2020 during which he was employed by the Company.

(2) Reflects proration to reflect a salary change in 2020.

*	The Net Working Capital metric is calculated as follows: (Trade accounts receivable, net + Inventories - Accounts payable) / Net sales

28	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Long-Term Incentive Compensation

Annual RSU Awards

To balance incentives to achieve short-term and long-term success, the compensation program for our NEOs features long-term equity-based compensation under the LTIP generally awarded in the form of RSUs. We closely align the interests of our NEOs with those of our stockholders through a compensation program which pays a significant portion of total compensation in the form of at-risk equity.

The structure of KDP’s equity awards focuses our executives on increasing stockholder value over a sustained period of time. Annual awards under the LTIP and Matching RSUs have generally been subject to five-year vesting periods tied to continued employment with the Company, consistent with the approach used by KGM prior to the Merger. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them an ownership stake in our future growth and financial success.

Annual LTIP awards are generally granted in March. Prior to 2020, annual RSUs had been structured to vest in full on the fifth anniversary of the grant date. For the 2020 awards for NEOs and other similarly situated executives, the RemCo modified the vesting schedule to better align with market norms of our public peers, while still maintaining a lengthy vesting period. The annual RSUs now vest 60% on the third anniversary of the date of grant, with 20% vesting on the fourth and fifth anniversaries. Coupled with this change, the RemCo reduced the overall grant values of the annual LTIP awards by approximately 15% from 2019, recognizing the earlier realizable value. The table below reflects the grant values of the annual LTIP awards to NEOs in 2020.

NEO	Annual LTIP Value
Robert Gamgort	$4,700,000
Ozan Dokmecioglu	$2,200,000
Mauricio Leyva	$2,200,000
Derek Hopkins	$1,200,000
Fernando Cortes	$1,200,000

Elite Investment Program

Above all, the Board strongly believes in significant long-term stock ownership by our NEOs, and all NEOs of the Company are required to participate in our Elite Investment Program. Under Elite, the executive makes a commitment, at the time of initial hiring or promotion, to a specific level of investment (within a minimum and maximum range) in KDP Common Stock (the “Commitment Amount”) according to their job level and business scope (the “Investment Target Range”).

The opportunity to participate in Elite is a one-time opportunity upon achieving eligibility, although participants who experience a promotion into a higher level of the Elite program are given an opportunity to increase their investment to the level commensurate with their new title. For each share of KDP Common Stock purchased (each, an “Elite Share”) up to the Commitment Amount, the executive receives one Matching RSU, which award is made upon the executive’s entry into Elite and vests on the fifth anniversary of grant, subject to the executive’s ongoing employment with the Company and the continuous ownership of the Commitment Amount. Each executive typically has a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount. At the end of the Investment Period, if the executive has purchased Elite Shares equivalent to his or her Commitment Amount, and continues to hold the Elite Shares for the remainder of the vesting period, the executive will retain (and is eligible to vest in), the full number of Matching RSUs awarded. However, if the executive has invested less than the minimum of his or her Investment Target Range, all Matching RSUs are immediately canceled and forfeited. If the executive has achieved at least the minimum of his or her Investment Target Range but less than their Commitment Amount, Matching RSUs are reduced to match the actual investment level with the balance immediately canceled and forfeited.

When benchmarking the annual value of long-term incentive awards as part of our executives’ compensation, the RemCo takes into account twenty percent (20%) of the grant value of any outstanding Matching RSUs awarded to an executive under Elite.

Upon joining the Company in 2020, Mr. Leyva received a grant of Matching RSUs with a value of $5,000,000 to match his Commitment Amount. Messrs. Gamgort, Dokmecioglu, Hopkins and Cortes previously fulfilled their respective Commitment Amounts upon becoming eligible to participate in Elite.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	29

  Compensation Discussion and Analysis

2020 Elite Reinvestment Awards

Ultimately, to retain the Matching RSUs granted pursuant to Elite, each NEO must maintain the minimum ownership of shares of KDP Common Stock until the underlying incentive equity vests at the end of the five-year period. Messrs. Gamgort, Dokmecioglu and Hopkins each made their initial investments under the Elite program in 2016 in the amounts of $25 million, $11 million and $5 million, respectively, and the corresponding Matching RSUs from those original investments cliff-vested in March 2021. Given the significant vesting event scheduled to occur in 2021, the RemCo approved a new retention strategy for these three executives.

In September 2020, six months prior to the cliff-vesting of the initial Elite Matching RSU, Messrs. Dokmecioglu and Hopkins were awarded “Reinvestment” RSUs with values equivalent to their initial Elite investments. These awards also vest over five years with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant date, and are conditioned on the recipient maintaining their original Commitment Amount from 2016. If at any time during the five-year vesting period the executive owns less than the equivalent number of shares of KDP Common stock, all of the Reinvestment RSUs are immediately canceled and forfeited.

Mr. Gamgort also received a Reinvestment award in September 2020, however, later in the year as part of strategic planning for the next phase of the Company’s evolution, the Board reconsidered the structure and vesting conditions of the CEO’s Reinvestment award, with a view towards creating a strong performance-based incentive structure over a targeted three-year period. As a result, in December 2020, the RemCo modified the vesting conditions of Mr. Gamgort’s Reinvestment award to apply rigorous performance conditions to 75% of the total RSUs granted in September 2020. The structure of these performance-based RSUs is designed to strongly align the CEO with the long-term interests of stockholders by effectively requiring the Company to beat the market in order to achieve any payout:

◾

KDP’s relative Total Shareholder Return (TSR) will be compared to the S&P 500 over one, two and three-year periods with one third of the performance-based RSUs available to vest after each measurement period

◾	For each of the three measurement periods, if the Company’s TSR is below the 50th percentile, payout for that tranche of units will be 0%

◾	The full target amount of RSUs awarded can vest only if TSR achieves the 80th percentile or better in each of the three measurement periods, with no potential for a payout above 100% of target

The remaining 25% of the total RSUs originally awarded in September 2020 vest in equal installments on January 15, 2022, 2023 and 2024. Vesting of all time or performance-based RSUs under Mr. Gamgort’s Reinvestment award is subject to continued employment on the applicable vesting date. Upon any vesting of RSUs, Mr. Gamgort is prohibited from selling such vested shares for at least one additional year, which further aligns him to the long-term performance of the Company.

While only Mr. Gamgort’s Reinvestment award was modified to add the rigorous TSR performance conditions described above, the RemCo will continue to evaluate the use of performance-based long-term incentive vehicles going forward.

Inducement Awards to Mr. Leyva

At the time of his hire in March 2020, Mr. Leyva received a one-time sign-on grant of RSUs with a value of $15,000,000 intended to replace certain equity incentives which were forfeited by Mr. Leyva upon leaving his prior employer. This award vests over five years with 40% vesting after the second anniversary of the grant and the remaining 60% vesting after the fifth anniversary of the grant.

Additionally, Mr. Leyva received a one-time cash sign-on bonus of $5,500,000 intended as an inducement to join the company. In the event that Mr. Leyva resigns from or is terminated for cause by KDP prior to the second-anniversary of his date of hire, 100% of this sign-on bonus is repayable to KDP.

Promotion Award to Mr. Hopkins

At the time of his promotion to the position of President, Cold Beverages, the RemCo approved a one-time grant of RSUs to Mr. Hopkins with a value of $5,000,000. This award vests over five years with 60% vesting after the third anniversary of the grant, 20% vesting on the fourth anniversary and the remaining 20% vesting on the fifth anniversary of the grant. This award is intended to recognize his expanded scope of responsibilities and further incentivize Mr. Hopkins to deliver increased value to stockholders in his new role.

30	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Other Matters

General Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

While we may provide NEOs with reasonable perquisites on an individual basis, such perquisites do not make up a significant part of any NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.

Retirement and Pension Benefits

NEOs are eligible to participate in the Company’s qualified 401(k) plan, which includes a company match. We do not maintain or make contributions to a defined benefit plan for any of our NEOs.

Potential Payments upon Termination of Employment

The employment agreements for Messrs. Gamgort and Dokmecioglu, and our compensation plans, provide for certain payments and incremental benefits if a NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed under “Post-Termination Compensation” beginning on page 36.

Change in Control

All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including annual LTIP awards, the Matching RSUs, and all other equity awards, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes an annual limit of $1 million per person on the corporate tax deduction for compensation paid by a company to certain of its executive officers. Although the Company believes that tax deductibility of executive compensation is an important consideration, the RemCo in its judgement may, nevertheless, authorize compensation payments that are not fully tax deductible, and/or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Report of the Remuneration and Nomination Committee

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Paul S. Michaels, Chair

Genevieve Hovde

Debra Sandler

Dirk Van de Put

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	31

  Compensation Discussion and Analysis

Executive Compensation Tables

The executive compensation disclosure contained in this section reflects compensation information for 2020 for our NEOs.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4)	Total
Bob Gamgort Chairman and CEO	2020	$1,557,692	—		$18,334,997	(5)	—	$2,407,500	—	$210,347	$22,510,536
	2019	$1,500,000	—		$5,500,015		—	$2,047,500	—	$157,406	$9,204,921
	2018	$721,154	—		—			$3,496,875	—	$29,403	$4,247,432
Ozan Dokmecioglu Chief Financial Officer & President International	2020	$882,692	—		$13,200,021		—	$727,600	—	$18,265	$14,828,578
	2019	$848,077	—		$2,600,024		—	$618,800	—	$42,321	$4,109,222
	2018	$384,615	—		$2,600,009		—	$1,193,600	—	$4,195	$4,182,419
Mauricio Leyva President, Coffee(6)	2020	$676,731	$5,500,000	(7)	$22,200,017		—	$586,454	—	$22,137	$28,985,339
Derek Hopkins President, Cold Beverages(6)	2020	$668,269	—		$11,200,048		—	$552,833	—	$17,100	$12,438,250
	2019	$589,423	—		$1,500,011		—	$432,412	—	$13,507	$2,535,353

Fernando Cortes Chief Supply Chain Officer(6)	2020	$538,462	—		$1,200,009		—	$442,267	—	$29,940	$2,210,678
	2019	$500,000	—		$1,500,011		—	$364,000	—	$79,895	$2,443,906

(1)	Certain amounts shown in the “Salary” column for 2020 are higher than the 2020 annual base salary levels discussed on page 27 due to one additional pay cycle occurring in calendar year 2020.

(2)

The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 9 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2020 Form 10-K. For further information on the stock awards granted in fiscal year 2020, see “—Grants of Plan-Based Awards” beginning on page 33.

(3)	The amounts reporting in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the 2020 STIP.

(4)

Amounts reported in the All Other Compensation column reflect other compensation for each NEO, including (i) the cost of personal use of corporate aircraft, (ii) certain relocation or housing expenses, and (iv) amounts contributed by the Company to tax-qualified defined contributions plans and non-tax qualified contribution plans. The following table provides additional details around these amounts:

Name	Corporate Aircraft(a)	Relocation / Housing(b)	Company Contributions(c)
Robert Gamgort	$13,750	$178,071	$18,526
Ozan Dokmecioglu	—	—	$18,265
Mauricio Leyva	$5,464	—	$16,673
Derek Hopkins	—	—	$17,100
Fernando Cortes	—	—	$29,940

(a)

For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded.

(b)	Reimbursement to Mr. Gamgort of dual housing costs associated with maintaining residences near the Company’s co-corporate headquarters in Massachusetts and Texas, including gross-up for taxes.
(c)	The amounts reported in the Company Contributions column represent our contributions to the tax-qualified defined contribution plans and non-tax qualified defined contribution plans.

(5)

On September 15, 2020, Mr. Gamgort was granted an Elite Reinvestment RSU award representing 868,056 shares of common stock, with a grant date fair market value equal to $25,000,000, to vest in four equal installments on each of the second, third, fourth and fifth anniversary of the date of grant. On December 7, 2020, the vesting conditions of the RSU award were modified such that 25% of the shares will vest in equal installments on January 15, 2022, 2023 and 2024, and up to 75% of the shares will be eligible to vest on the same dates, subject to relative TSR performance over the applicable measurement periods. The modified award’s grant date fair value of $13,634,990 is reflected in the

32	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

amount presented in the Summary Compensation Table. For additional information regarding the terms of Mr. Gamgort’s Reinvestment award, see “2020 Elite Reinvestment Awards” on page 30.
(6)

Mr. Leyva was not a NEO in 2019 or 2018, and Messrs Hopkins and Cortes were not NEOs in 2018. In accordance with the SEC disclosure requirements, their compensation disclosure is provided only for the year in which they were NEOs.

(7)	Reflects a cash sign-on bonus paid in March 2020 intended as an inducement to join the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2020. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis” beginning on page 23.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Gamgort			—	2,250,000	5,625,000
	3/12/2020	(3)							204,437	4,700,007
	12/7/2020	(4)							217,014	5,627,173
	12/7/2020	(5)				—	651,042	651,042		8,007,817
Ozan Dokmecioglu			—	680,000	1,700,000
	3/12/2020	(3)							95,694	2,200,005
	9/15/2020	(6)							381,945	11,000,016
Mauricio Leyva			—	548,087	1,370,219
	3/12/2020	(3)							95,694	2,200,005
	3/12/2020	(7)							217,486	5,000,003
	3/12/2020	(8)							652,458	15,000,009
Derek Hopkins			—	516,667	1,291,667
	3/12/2020	(3)							52,197	1,200,009
	9/15/2020	(6)							173,612	5,000,026
	11/17/2020	(9)							171,292	5,000,013
Fernando Cortes			—	413,333	1,033,333
	3/12/2020	(3)							52,197	1,200,009

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs in fiscal year 2020 under the 2020 STIP, subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the number of shares subject to time and performance-vesting RSU awards made in 2020.

(3)	Annual RSU awards that vest as follows: 60% on March 12, 2023, 20% on March 12, 2024 and the remaining 20% on March 12, 2025, subject to continued service with the Company on each vesting date.

(4)

Elite Reinvestment RSUs that vest as follows: 33% on each of January 15, 2022 and January 15, 2023, and 34% of the RSUs on January 15, 2024, subject to continued service with the Company on each vesting date, certain stock ownership requirements and other vesting conditions.

(5)

Performance-based Elite Reinvestment RSUs that vest as follows: 33% on each of January 15, 2022 and January 15, 2023, and 34% of the RSUs on January 15, 2024, subject to continued service with the Company on each vesting date, certain stock ownership requirements and the achievement of certain performance conditions further described under “2020 Elite Reinvestment Awards” on page 30.

(6)

Elite Reinvestment RSU awards to Messrs. Dokmecioglu and Hopkins that vest as follows: 25% on September 15, 2022, 25% on September 15, 2023, 25% on September 15, 2024 and 25% on September 15, 2025, subject to continued service with the Company on each vesting date, certain stock ownership requirements and other vesting conditions.

(7)

Elite Matching RSUs that vests as follows: 100% on March 12, 2025, subject to Mr. Leyva’s continued service with the Company on such date, certain stock ownership requirements and other vesting conditions.

(8)	Sign-on RSU award that vests as follows: 40% on March 12, 2022 and 60% on March 12, 2025, subject to Mr. Leyva’s continued service with the Company on each vesting date.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	33

  Compensation Discussion and Analysis

(9)	Promotion RSU award that vests as follows: 60% on November 17, 2023, 20% on November 17, 2024 and 20% on November 17, 2025, subject to continued service with the Company on each vesting date.

Outstanding Equity Awards

The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2020. All such awards relate to shares of our common stock.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($/ share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1), (2)
Robert Gamgort	9/15/2016	(2)						2,409,995	77,119,840
	9/15/2016	(2)						530,199	16,966,368
	9/15/2016	(2)						530,199	16,966,368
	7/2/2018	(3)						248,808	7,961,856
	7/2/2018	(3)						248,808	7,961,856
	3/4/2019	(3)						211,133	6,756,256
	3/12/2020	(4)						204,437	6,541,984
	12/7/2020	(5)						217,014	6,944,448
	12/7/2020	(6)						651,042	20,833,344
Ozan Dokmecioglu	9/15/2016	(2)						1,060,398	33,932,736
	9/15/2016	(2)						250,640	8,020,480
	9/15/2016	(2)						250,640	8,020,480
	8/24/2018	(7)						111,159	3,557,088
	3/4/2019	(3)						99,809	3,193,888
	3/12/2020	(4)						95,694	3,062,208
	9/15/2020	(8)						381,945	12,222,240
Mauricio Leyva	3/12/2020	(4)						95,694	3,062,208
	3/12/2020	(3)						217,486	6,959,552
	3/12/2020	(9)						652,458	20,878,656
Derek Hopkins	9/15/2016	(2)						289,200	9,254,400
	9/15/2016	(2)						144,600	4,627,200
	9/15/2016	(2)						144,600	4,627,200
	3/9/2017	(10)						108,257	3,464,224
	8/24/2018	(7)						64,130	2,052,160
	3/4/2019	(3)						57,582	1,842,624
	3/12/2020	(4)						52,197	1,670,304
	9/15/2020	(8)						173,612	5,555,584
	11/17/2020	(4)						171,292	5,481,344
Fernando Cortes	9/13/2018	(3)						130,435	4,173,920
	3/4/2019	(3)						57,582	1,842,624
	3/12/2020	(4)						52,197	1,670,304

(1)

Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $32.00, the closing price of a share of our common stock on Nasdaq on December 31, 2020.

(2)	Represents RSUs which vested on March 15, 2021.

(3)	Represents RSUs which vest on the fifth anniversary of the grant date.

(4)	Represents RSUs which vest 60% on the three year anniversary of the grant date; 20% on the four year anniversary of the grant date; 20% of the fifth year anniversary of the grant date.

34	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

(5)	Represents RSUs which vest 33% on January 15, 2022, 33% on January 15, 2023 and 34% on January 15, 2024.

(6)	Represents performance-based RSUs which vest 33% on January 15, 2022, 33% on January 15, 2023 and 34% on January 15, 2024, subject to the achievement of certain performance conditions.

(7)	Represents RSUs which vest on the four year and seven month anniversary of the grant date

(8)	Represents RSUs which vest 25% on the second, third, fourth and fifth anniversaries of the grant date.

(9)	Represents RSUs which vest 40% on the second year anniversary of the grant date and 60% of the fifth year anniversary of the grant date.

(10)	Represents RSUs which vest on the four year and six month anniversary of the grant date.

Options Exercised and Stock Vested

The following table sets forth information regarding stock options that were exercised by our NEOs and stock awards made to our NEOs that have vested during fiscal year 2020.

Name	Type of Grant (Option/ SAR/ Stock Award)	Date of Exercise or Vest	No. of Shares Acquired on Exercise or Vesting	Exercise Price ($)	Market Price ($) (exercise date)	Value Realized on Exercise ($)
Robert Gamgort			—	—	—	—
Ozan Dokmecioglu			—	—	—	—
Mauricio Leyva			—	—	—	—
Derek Hopkins			—	—	—	—
Fernando Cortes(1)	Option	3/6/2020	31,000	15.23	27.00	364,870
	Option	3/10/2020	6,452	15.23	24.45	59,487

(1)	Prior to the Merger, Mr. Cortes had been granted DPS stock options which converted to KDP stock options at the time of the Merger.

Non-Qualified Deferred Compensation

Prior to the Merger, certain employees of DPS (“legacy DPS employees”) were eligible to participate in deferred compensation benefits programs, of which Mr. Cortes, as a named executive officer of DPS, was eligible. Messrs. Gamgort, Dokmecioglu, Leyva and Hopkins were eligible to participate in a 401(k) plan only.

Qualified 401(k) Plan

In 2020 all of our executives were eligible for, and participated in, a 401(k) program which provided a 100% company match on the first 6% of employee contributions within certain statutory limitations under the Code.

The Supplemental Savings Plan (the “SSP”)

The SSP is a non-qualified deferred compensation plan sponsored by the Company for our employees, and is a non-tax qualified defined contribution plan. Prior to the Merger, the SSP was for legacy DPS employees who were actively enrolled in the legacy DPS 401(k) Plan and whose deferrals under the STIP were limited by Code compensation limitations. Employees were eligible to elect to defer up to 75% of their base salary over the Code compensation limit to the SSP, and were matched 100% of the first 4% of base salary, on a per paycheck basis, that is contributed by these employees. Employees participating in the SSP are always fully vested in the amount they and the Company contribute to the plan. Participants self-direct the investment of their account balances among various mutual funds. This portion of the SSP was terminated as December 31, 2019.

Also as part of the SSP, we previously offered an enhanced defined contribution component (the “Non-qualified EDC”) on a non-tax qualified basis to the SSP plan account. The Non-qualified EDC provided a contribution equal to 3% of eligible compensation over statutory pay limits to individual accounts annually. The Non-qualified EDC contributions are 100% vested after three years of service with the Company or prior affiliates. This portion of the SSP was also terminated.

The SSP also offers our employees the opportunity to defer up to 100% of their annual bonus. Participants will make yearly elections on payout options of bonus deferrals under the plan. Vesting is immediate and the participant has multiple distribution options available during each annual enrollment period. Participants self-direct the investment of their account balances among various mutual funds.

The SSP is unfunded with respect to the Company’s obligation to pay any balances in the SSP. A participant’s rights to receive any payment from the SSP shall be no greater than the rights of an unsecured general creditor of the Company.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	35

  Compensation Discussion and Analysis

In 2020, there were no executives contributing to the SSP. Mr. Cortes had participated in prior years and information regarding the non-qualified deferred compensation under the SSP for Mr. Cortes in fiscal year 2020 is reflected in the table below:

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions In Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Fernando Cortes	—	—	$22,584	—	$317,636

Post-Termination Compensation

Employment Agreements with Mr. Gamgort and Mr. Dokmecioglu

Mr. Gamgort and Mr. Dokmecioglu each have an employment agreement with the Company. Mr. Gamgort’s agreement provides for a term ending as of May 2, 2021; however, it will be automatically extended for successive one year periods unless either the Company or Mr. Gamgort gives notice to the other party not later than three (3) months prior to any such automatic extension that it or he does not want the term to be so extended. Mr. Dokmecioglu’s agreement may be terminated with ninety (90) days’ prior notice by either party. Each agreement includes non-competition and non-solicitation provisions, which provide that the executive will not, for a period of two years after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

Termination without “Cause” or Termination for “Good Reason” Prior to a Change of Control

The executive employment agreements of Mr. Gamgort and Mr. Dokmecioglu each provide that severance payments occur and salary and benefits continue if termination of employment occurs without “cause” or if the executive resigns for “good reason.”

In the event the Company terminates Mr. Gamgort’s employment “without cause” or he resigns for “good reason,” during the employment term, he is entitled to receive:

◾	any outstanding salary earned but not yet paid;

◾

solely in the case of the annual RSUs granted to Mr. Gamgort on September 15, 2016, if his employment is terminated by the Company without cause or by Mr. Gamgort for good reason (A) prior to May 2, 2019, vesting of a pro rata portion of such RSUs based on service completed from May 2, 2016 through the date of termination, or (B) on or after May 2, 2019, full vesting of all such RSUs;

◾	the pro-rated cash incentive bonus payment for the year in which the termination occurs, paid based on actual performance and at the same time as the annual bonus is paid to other executives;

◾

a cash severance benefit equal to the product of two (2) times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that, if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

◾

payment by the Company of Mr. Gamgort’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Gamgort’s COBRA continuation period, (B) the last month during which the severance benefit is payable, and (C) such time as Mr. Gamgort is eligible to receive comparable welfare benefits from a subsequent employer.

In the event the Company terminates Mr. Dokmecioglu’s employment “without cause” or he resigns for “good reason”, he is entitled to receive:

◾	any outstanding salary earned but not yet paid;

◾

solely in the case of the annual RSUs granted to Mr. Dokmecioglu on September 15, 2016, if his employment is terminated by the Company without cause or by Mr. Dokemcioglu for good reason, full vesting of all such RSUs;

◾	a pro-rated cash incentive bonus for the year in which the termination occurs, paid at actual performance and at the same time as the annual bonus is paid to other executives,

◾

a cash severance benefit equal to the product of two (2) times the sum of Mr. Dokmecioglu’s base salary and target bonus for the year in which his termination of employment occurs. This severance benefit will be payable in 24 approximately equal monthly installments, except that, if the severance benefit is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the severance benefit will be payable in a lump sum within 30 days of the date of such termination of employment; and

36	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

◾

payment by the Company of Mr. Dokmecioglu’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Mr. Dokmecioglu’s COBRA continuation period, (B) the last month during which the severance benefit is payable and (C) such time as Mr. Dokmecioglu is eligible to receive comparable welfare benefits from a subsequent employer.

Termination Following a Change of Control

In the event the Company terminates Mr. Gamgort’s employment “without cause” or he resigns for “good reason” within twenty-four (24) months following a Change of Control, he is entitled to receive:

◾

all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason,” except that if the termination occurs six months prior to or twenty-four (24) months following a Change of Control the cash severance benefit will be equal to the product of three (3) times the sum of Mr. Gamgort’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

◾	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.

In the event the Company terminates Mr. Dokmecioglu’s employment “without cause” or he resigns for “good reason” within twelve (12) months following a Change of Control, he is entitled to receive:

◾

all of the benefits described above if his employment is terminated “without cause” or he resigns for “good reason,” except that if the termination occurs six months prior to or twenty-four (24) months following a Change of Control the cash severance benefit will be equal to the product of three (3) times the sum of Mr. Dokmecioglu’s base salary and target annual cash incentive bonus for the year in which his termination of employment occurs; and

◾	all unvested RSUs (including Matching RSUs) shall become fully vested and payable, subject to Section 409A of the Code.

Under the executive employment agreements “cause” is defined as termination of the executive’s employment for his:

◾

intentional and continued failure substantially to perform his duties under the agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than 30 days after receipt by the executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause;

◾

any intentional act or omission by executive constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or materially injurious to the business reputation of the Company or any of its affiliates;

◾

indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business; or

◾

material breach of the non-compete and non-solicit provisions of his agreement, which breach is not cured by executive within 10 days following receipt of a written notice from the Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.

Prior to a Change of Control (defined below), “good reason” means:

◾

the executive’s removal from, or the Company’s failure to reelect or reappoint him to, the position of chief executive officer of the Company for Mr. Gamgort, and chief financial officer of the Company for Mr. Dokmecioglu;

◾	the Company’s demand for relocation of the executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial principal workplace location;

◾	a material breach by the Company of any of its obligations under the employment agreement; or

◾

a material diminution in (or elimination of) the executive’s titles, positions, duties or responsibilities, or the assignment to executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above.

Following a Change of Control, “good reason” also means, in addition to the events described above under “good reason” under the Section titled, “Employment Agreements with Mr. Gamgort and Mr. Dokmecioglu — Termination without “Cause” or Termination for “Good Reason” Prior to a Change of Control”, the failure of the Company to continue executive’s participation in the STIP, LTIP and Elite (or any similar plan or successor to any such plan) on a basis that is commensurate with his position.

A “Change of Control” is defined in each of Mr. Gamgort’s and Mr. Dokmecioglu’s agreements to mean:

◾

any “person” or “group” other than JAB is or becomes the “beneficial owner”, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	37

  Compensation Discussion and Analysis

◾

JAB enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or

◾

a plan or agreement is consummated providing (1) for a merger or consolidation of the Company, other than with a wholly-owned subsidiary, that would result in the voting securities of the Company outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

Equity Treatment Upon Other Termination Scenarios

Double-Trigger Equity Vesting Upon a Change of Control

In the event of a Change of Control, all outstanding RSUs and Matching RSUs, including those held by our NEOs, have double-trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change of Control occurs, and (2) the executive is terminated within 24 months (or, in the case of Mr. Dokmecioglu, within 12 months) of such Change of Control.

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs and Matching RSUs become fully vested and payable.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs and Matching RSUs vest on a pro rata basis, except for any unvested Reinvestment RSUs, which are canceled and forfeited.

Severance Pay Plan for Executives

Effective at the beginning of January 2020, the RemCo adopted the Severance Pay Plan for Executives for which Messrs. Hopkins, Cortes and Leyva are eligible. In the event Messrs. Hopkins’, Cortes’ or Leyva’s employment is involuntarily terminated, each of these NEOs is entitled to receive severance benefits under our Severance Pay Plan for executive employees (“Severance Pay Plan for Executives”), which benefits include:

◾	severance payments in the form of salary continuation equal to 1.5 times the NEO’s annual base salary plus target bonus over 18 months;

◾

a lump sum cash payment equal to the NEO’s annual cash incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees; and

◾	outplacement services.

Messrs. Hopkins, Cortes and Leyva would not be eligible for severance under the Severance Pay Plan if the NEO were terminated: (i) for cause, (ii) because of inadequate or unsatisfactory performance, (iii) as the result of misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees), (iv) for gross neglect in job performance, or (v) because the NEO’s position is eliminated and the NEO refuses to accept another position, with generally comparable base salary and incentive compensation, that is located no more than 50 miles from the former office, or it does not cause a significant detrimental impact to the executives that commute. (These items are hereinafter referred to as “Disqualifying Conditions.”)

In exchange for accepting their long-term incentive awards, Messrs. Hopkins, Cortes and Leyva have each agreed to a non-compete agreement, which provides each will not, for a period of two years after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

38	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

Tables of Potential Payments and Assumptions

The following tables outline the potential payments to Messrs. Gamgort, Dokmecioglu, Hopkins, Cortes and Leyva upon the occurrence of various termination events, including “termination without cause” or “for good reason” or “termination due to death or disability” or “retirement,” The following tables also reflect potential payments related to change-in-control and subsequent qualified termination within a specified window for each NEO.

The following assumptions apply with respect to the tables below and any termination of employment:

◾

the tables include estimates of amounts that would have been paid to NEOs in the event their employment is terminated involuntarily without Disqualifying Conditions on December 31, 2020. The employment of these NEOs did not actually terminate on December 31, 2020, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

◾	the tables assume that the price of a share of our common stock is $32.00 per share, the closing market price per share on Nasdaq on December 31, 2020;

◾

each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

◾	no NEO has currently satisfied the conditions to meet the definition of retirement.

Robert Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	7,500,000	11,250,000
Lump Sum 2020 Bonus Payment	—	2,407,500	2,407,500	2,407,500	2,407,500
Medical, Dental and Vision Benefits Continuation	—	—	—	43,552	43,552
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	168,052,320	168,052,320	107,601,551	168,052,320
TOTAL	—	170,459,820	170,459,820	117,552,603	181,753,372

Ozan Dokmecioglu

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	3,060,000	4,590,000
Lump Sum 2020 Bonus Payment	—	727,600	727,600	727,600	727,600
Medical, Dental and Vision Benefits Continuation	—	—	—	43,552	43,552
Outplacement Services	—	—	—	—	—
Accelerated Equity Payments	—	72,009,120	72,009,120	48,455,245	72,009,120
TOTAL	—	72,736,720	72,736,720	52,286,396	77,370,272

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	39

  Compensation Discussion and Analysis

Mauricio Leyva

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,295,000	2,295,000
Lump Sum 2020 Bonus Payment	—	548,087	586,454	586,454	586,454
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	30,900,416	30,900,416	—	30,900,416
TOTAL	—	31,448,503	31,486,870	2,888,454	33,788,870

Derek Hopkins

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	2,025,000	2,025,000
Lump Sum 2020 Bonus Payment	—	516,667	552,833	552,833	552,833
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	38,575,040	38,575,040	—	38,575,040
TOTAL	—	39,091,707	39,127,873	2,584,833	41,159,873

Fernando Cortes

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC
Severance Payments	—	—	—	1,620,000	1,620,000
Lump Sum 2020 Bonus Payment	—	413,333	442,267	442,267	442,267
Medical, Dental and Vision Benefits Continuation	—	—	—	—	—
Outplacement Services	—	—	—	7,000	7,000
Accelerated Equity Payments	—	7,686,848	7,686,848	—	7,686,848
TOTAL	—	8,100,181	8,129,115	2,069,267	9,756,115

40	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Compensation Discussion and Analysis

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Gamgort, to that of our median employee.

As a multi-national organization, we have employees operating in several countries. Our objective is to provide competitive compensation commensurate with an employee’s position and geographic location, while also linking compensation to Company and individual performance.

To provide context for this disclosure, it is important to understand the scope of our operations. Approximately twenty percent of our employees are located in Mexico where the cost of living is significantly below the United States. The compensation elements and pay levels of our employees can vary dramatically from country to country based on market trends, cost of living, and cost of labor. These factors, along with fluctuations in currency exchange rates, impact the median employee compensation and the resulting ratio.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, and represents a reasonable estimate. For 2020, we used the same median employee that was identified in 2018 by using base salary, our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2018, excluding our CEO, annualized for any employees who joined the Company during 2018. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars. Based on this data and process, we determined that our median employee was an hourly employee with annual total compensation in 2020 of $59,012.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table, $22,510,536. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2020 was 381 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes certain information related to our equity award plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)
Equity Compensation Plans approved by security holders	7,571,187	$12.50	25,463,799	(2)
Equity Compensation Plans not approved by security holders(3)	21,153,878	—	4,383,290
Total	28,725,065	$12.50	29,847,089

(1)

There are currently options to purchase 195,572 shares of KDP Common Stock outstanding with a weighted average exercise price of $12.50 per share and weighted average remaining contractual term of 4.70 years. RSUs have no exercise price, thus reducing the weighted average exercise price presented above.

(2)	Represents awards authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)

In connection with the Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”). The Company may grant awards to legacy-KGM employees and other employees of KDP who were not employed by DPS upon the closing of the Merger out of the Keurig Award Pool. The Keurig Green Mountain, Inc. Long-Term Incentive Plan was the legacy-equity plan of KGM pursuant to which legacy-KGM employees were granted their annual long-term equity incentive awards. The Keurig Green Mountain, Inc. Executive Ownership Plan was the legacy-investment program of KGM pursuant to which legacy-KGM employees participated in the Elite and Platinum investment programs.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	41

  Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KDP’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for fiscal year 2021. Deloitte has served as the independent registered public accounting firm of KDP since 2006 (including service for KDP’s predecessor DPS). The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2021. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2021 if it is determined that such a change would be in the best interests of KDP and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2020	2019
Audit Fees(1)	$5,837	$6,967
Audit-Related Fees (2)	—	93
Tax Fees(3)	1,560	1,532
All Other Fees	2	2

Total Fees	$7,399	$8,594

(1)

These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts primarily represent fees of Deloitte for pre-implementation controls review in 2019.

(3)	These amounts represent fees of Deloitte for professional services primarily related to tax compliance, as well as tax planning and advice, in 2020 and 2019.

Under the Audit Committee charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee approved all audit and non-audit services provided in 2020 and 2019 in accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Audit Committee Report that follows and Audit Committee charter available on the Company’s website at investors.keurigdrpepper.com/corporate-governance-guidelines.

42	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The Audit and Finance Committee (the “Audit Committee”) is composed of Mr. Singer (Chair), Mr. Michaels and Ms. Patsley. All of the Audit Committee members are “independent,” as defined in Nasdaq listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Mr. Michaels and Ms. Patsley meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of KDP’s financial reporting process and systems of internal controls (including the integrity of KDP’s financial statements and related disclosures), KDP’s compliance with legal and regulatory requirements, the independence, qualifications and performance of KDP’s independent auditors, and KDP’s internal audit activities.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management KDP’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2020, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing of KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit Committee has reviewed and discussed with Deloitte, with and without management present, the financial statement audit, Deloitte’s evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has reviewed and received from Deloitte the written disclosures and the letter required by the applicable PCAOB requirements regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the firm’s independence from KDP and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.

Submitted by the Audit and Finance Committee of the Board:
Robert Singer (Chair)
Paul S. Michaels
Pamela H. Patsley

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	43

  Ownership of Our Equity Securities

OWNERSHIP OF OUR EQUITY SECURITIES

The following table sets forth, as of April 19, 2021, the record date for the Annual Meeting, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, nominees and Named Executive Officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803, and each beneficial owner has sole voting power and investment power with respect to securities shown in the table.

Name	Amount Of Beneficial Ownership Of Common Stock	Percent Of Class
BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
JAB BevCo B.V. (1)	472,909,049	33.4%
Mondelēz International Holdings LLC (2)	118,218,223	8.3%
BDT Oak Acquisition Vehicle, L.P. (3)	114,419,980	8.1%
DIRECTORS AND NOMINEES
Olivier Goudet (4)	2,772,256	*
Peter Harf (5)	2,869,055	*
Juliette Hickman	—	—
Genevieve Hovde (6)	—	—
Paul S. Michaels (7)	193	*
Pamela H. Patsley	20,032	*
Gerhard Pleuhs (8)	—	—
Debra Sandler	—	—
Robert Singer	85,000	*
Justine Tan	—	—
Nelson Urdaneta	—	—
Dirk Van de Put (9)	—	—
Larry D. Young	767,220	*
NAMED EXECUTIVE OFFICERS
Fernando Cortes	130,541	*
Robert Gamgort	4,528,186	*
Ozan Dokmecioglu (10)	1,930,687	*
Herbert (Derek) Hopkins	802,654	*
Mauricio Leyva	141,390	*
All Executive Officers and Directors as a Group (21 persons)	14,531,016	1.0%

*	Less than 1% of outstanding shares of Common Stock.

(1)

Based on information provided to KDP by the stockholder (which was formerly known as Maple Holdings B.V.), such stockholder has indicated that it beneficially owns 472,909,049 shares, and has shared voting and dispositive power with respect to 472,909,049 shares. Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), each of which is a company with its registered seat in Luxembourg, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. JAB BevCo B.V. is a direct subsidiary of Acorn Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf and Olivier Goudet exercise voting and investment authority over the shares held by JAB BevCo B.V. Agnaten, Lucresca and JAB BevCo B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is 4 Rue Jean Monnet, Luxembourg, N4 L-2180, Luxembourg, the address of JAB BevCo B.V. is Oosterdoksstraat 80, Amsterdam 1011DK, The Netherlands and the address of JAB Holdings B.V. is Piet Heinkade 55, Amsterdam P7, 1019 GM.

44	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Ownership of Our Equity Securities

(2)

Based on a Schedule 13D/A filed by Mondelēz International, Inc. with the SEC on November 19, 2020. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz International, Inc. Such stockholder has indicated that it beneficially owns 118,218,223 shares and has shared voting and dispositive power with respect to 118,218,223 shares. Mondelēz International Holdings LLC is an indirect wholly-owned subsidiary of Mondelēz. The address of such stockholder is 905 W. Fulton Market, Suite 200, Chicago, IL 60607.

(3)

Based on information provided to KDP by the stockholder, BDT Oak Acquisition Vehicle, L.P., BDTCP GP I, LLC, BDT Capital Partners, LLC, BDTP GP, LLC, Byron D. Trott (together, the “BDT Investors”) have shared voting and dispositive power over 114,419,980 shares. The address of each of the BDT Investors is 401 North Michigan Avenue, Suite 3100, Chicago, Illinois 60611.

(4)	1,623,879 shares are held by Platin Capital S.à r.l and 1,088,377 shares are held by Platin Holdings S.à r.l.

(5)	2,869,055 shares are held by HFS Holdings S.à r.l.

(6)

Ms. Hovde is a Partner of BDT & Company. Ms. Hovde has agreed that she will not receive any separate compensation for serving as a director of KDP and will transfer to BDT Capital Partners any director compensation she receives from KDP, including any awards made pursuant to grants of RSUs. Ms. Hovde disclaims beneficial ownership of such RSUs.

(7)	114 shares are owned by the Paul S. Michaels 1994 Trust. 79 shares are owned by the Arthur Street LLC.

(8)

Mr. Pleuhs serves on the Board of KDP as a nominee of Mondelēz, a stockholder of KDP. Until his retirement as an officer of Mondelēz on April 30, 2021, Mr. Pleuhs had agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation receive from KDP, including any awards made pursuant to grants of RSUs. Mr. Pleuhs disclaims beneficial ownership of such RSUs.

(9)

Mr. Van de Put is an officer of Mondelēz International, Inc. and serves on the Board of Directors of KDP as a nominee of Mondelēz, a stockholder of KDP. Mr. Van de Put has agreed that he will not receive any separate compensation for serving as a director of KDP and will transfer to Mondelēz International any director compensation he receives from KDP, including any awards made pursuant to grants of restricted stock units. Mr. Van de Put disclaims beneficial ownership of such restricted stock units.

(10)

The shares beneficially owned by Mr. Dokmecioglu are pledged to Morgan Stanley Private Bank, National Association, as the lending bank, by Mr. Dokmecioglu as security for margin loans and held by Morgan Stanley Private Bank for the benefit of Mr. Dokmecioglu. Morgan Stanley Private Bank is an affiliate of Morgan Stanley Smith Barney LLC, the record holder of the shares. Morgan Stanley Private Bank is a wholly owned subsidiary of the parent holding company, Morgan Stanley. Morgan Stanley and Morgan Stanley Smith Barney LLC may be deemed to beneficially own these shares. The address of this beneficial owner is 2000 Westchester Avenue, Purchase, NY 10577. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, NY 10036.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	45

  Other Matters

OTHER MATTERS

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:

You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KDP common stock that entitle you to vote at the 2021 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:

At the Annual Meeting, you will be asked to vote on three proposals: (1) to elect 14 directors to serve until the 2022 Annual Meeting of Stockholders; (2) to approve the advisory resolution regarding KDP’s executive compensation; and (3) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. We also will consider any other business that properly comes before the Annual Meeting.

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?

A:	The Annual Meeting will be held virtually on June 18, 2021, at 11:00 a.m., Eastern Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:

We will host the 2021 Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KDP2021. The webcast will start at 11:00 a.m. Eastern Time. Stockholders may vote and submit questions while attending the Annual Meeting online. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/KDP2021. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Meeting log-in page.

Q:	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:

Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:

The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution regarding KDP’s executive compensation in Proposal 2, and FOR ratification of Deloitte & Touche LLP’s appointment as independent auditor in Proposal 3.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	The following votes will be required to adopt each proposal:

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

Proposal 2: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

Proposal 3: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

For each proposal, a broker non-vote (as described below) or an abstention will not be counted as having been voted on the applicable proposal, and therefore will have no effect on the vote, assuming a quorum is present.

46	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:

The Board has fixed the close of business on April 19, 2021, as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on April 19, 2021.

On that date, we had 1,417,590,798 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/KDP2021. You will need your control number included on your Notice of Internet Availability or proxy card in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

•

By Internet — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

•

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

•

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 17, 2021. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the Annual Meeting will be processed, but votes received the day of the Annual Meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KDP’s executive compensation, and (iii) FOR the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent auditor.

Q:	WHAT IF I WANT TO CHANGE MY VOTE?

A:	At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. Eastern Time on June 17, 2021;

•	by a later-dated mailed proxy received before the close of business on June 17, 2021; or

•	by voting online at the Annual Meeting.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	47

  Other Matters

Q:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner.

Q:	WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:

If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 or Proposal 2, the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted. With respect to Proposal 3, the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Q:	HOW IS KDP DISTRIBUTING PROXY MATERIALS?

A:

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 30, 2021, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability containing instructions on how to access the proxy materials via the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice of Internet Availability by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request. If you would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:

You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	WHO WILL PAY FOR THIS SOLICITATION?

A:

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

48	2021 PROXY STATEMENT	Keurig Dr Pepper Inc.

  Other Matters

Q:	I LIVE WITH OTHER KDP STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling Broadridge at the above number or writing to Broadridge at the above address.

Q:	HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2022 ANNUAL MEETING?

A:

If any of our stockholders intends to present a proposal for consideration at the 2022 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 31, 2021, in order to be eligible for inclusion in the Proxy Statement and form of proxy distributed by the Board with respect to the 2022 Annual Meeting. With respect to any notice of a proposal that a stockholder intends to present for consideration at the 2022 Annual Meeting, without inclusion of such proposal in the Proxy Statement and form of proxy, including director nominations, in accordance with Article II, Section 6(c) or 7(b) of our By-Laws, as applicable, stockholder proposals will need to be received by us not sooner than February 18, 2022, but not later than March 20, 2022, in order to be presented at the 2022 Annual Meeting. Stockholder proposals must be sent to our principal executive offices, 6425 Hall of Fame Lane, Frisco, TX 75034, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a director nomination must include the information set forth in Section 6(d) of our By-Laws.

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	49

  APPENDIX A

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Reconciliation of Adjusted Pro Forma EBITDA and Management Leverage Ratio (unaudited)

In millions, except for ratio	2020	2019

Adjusted EBITDA Reconciliation

Net income	$1,325	$1,254

Interest expense	604	654

Provision for income taxes	428	440

Loss on early extinguishment of debt	4	11

Impairment of investments and note receivable	102	—

Impairment of intangible assets	67	—

Other (income) expense, net	17	19

Depreciation expense	362	358

Other amortization	158	NA

Amortization of intangibles	133	126

EBITDA	$3,200	$2,862

Items affecting comparability:

Restructuring and integration expenses	199	234

Productivity	108	80

Nonroutine legal matters	57	48

Stock compensation	27	24

COVID-19	128	—

Mark to market	(28)	(45)

Other items	—	20

Adjusted EBITDA	$3,691	$3,223

Principal amounts of:

Commercial paper	—	$1,246

Term loan	425	1,380

Senior unsecured notes	13,225	11,975

Total principal amounts	13,650	14,601

Less cash and cash equivalents	240	75

Total principal amounts less cash and cash equivalents	$13,410	$14,526

Year-Ended December 31 Management Leverage Ratio	3.6	4.5

Keurig Dr Pepper Inc.	2021 PROXY STATEMENT	A-1

Keurig Dr Pepper

6425 Hall of Fame Lane, Frisco, TX 75034 • 53 South Avenue, Burlington, MA 01803 • **keurigdrpepper.com**

KEURIG DR PEPPER INC.

53 SOUTH AVE.

BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Robert Gamgort	☐	☐	☐

1B	Olivier Goudet	☐	☐	☐

1C	Peter Harf	☐	☐	☐

1D	Juliette Hickman	☐	☐	☐

1E	Genevieve Hovde	☐	☐	☐

1F	Paul S. Michaels	☐	☐	☐

1G	Pamela H. Patsley	☐	☐	☐

1H	Gerhard Pleuhs	☐	☐	☐

1I	Lubomira Rochet	☐	☐	☐

1J	Debra Sandler	☐	☐	☐

1K	Robert Singer	☐	☐	☐

		For	Against	Abstain

1L	Justine Tan	☐	☐	☐

1M	Nelson Urdaneta	☐	☐	☐

1N	Larry D. Young	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals:		For	Against	Abstain

2.	To approve an advisory resolution regarding Keurig Dr Pepper Inc.’s executive compensation.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as Keurig Dr Pepper Inc.’s independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000514254_1     R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

KEURIG DR PEPPER INC.

Annual Meeting of Stockholders

June 18, 2021 11:00 AM ET

This proxy is solicited by the Board of Directors

www.virtualshareholdermeeting.com/KDP2021

The stockholder(s) hereby appoint(s) Robert Gamgort, James Baldwin, and Anthony Shoemaker, or any of them, as proxy holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Keurig Dr Pepper Inc. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held live online at 11:00 a.m., ET, on Friday, June 18, 2021, or any postponement or adjournment thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the virtual Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IMPORTANT: CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

0000514254_2     R1.0.0.177